UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-01)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

NS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☒  Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)    Title of each class of securities to which transaction applies:

Common stock, no par value, of NS Group, Inc. (“NS Group common stock”)

Class A Preferred Stock, par value $10.00 per share, of NS Group, Inc. (“NS Group preferred stock”)

2)    Aggregate number of securities to which transaction applies:

22,670,826 shares of NS Group common stock

285,744 options to purchase shares of NS Group common stock

10,502 restricted stock units relating to shares of NS Group common stock

3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) the product of 22,670,826 shares of NS Group common stock multiplied by the merger consideration of $66.00 per share, plus (B) $9,625,797 expected to be paid upon cancellation of outstanding options, plus (C) $693,132 expected to be paid upon the vesting of restricted stock units. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum of the preceding sentence.

4)    Proposed maximum aggregate value of transaction:

$ 1,506,593,445

5)    Total fee paid:

$161,206

☐   Fee paid previously with preliminary materials.

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:

2)    Form, Schedule or Registration Statement No.:

3)    Filing Party:

4)    Date Filed:

Preliminary Copy

[•], 2006

To Our Shareholders:

You are cordially invited to attend the Special Meeting of the Shareholders of NS Group, Inc. (“NS Group”) which will be held at [•], on [•], 2006, commencing at [•], local time.

On September 10, 2006, we entered into a merger agreement providing for the acquisition of NS Group by IPSCO Inc., a corporation incorporated under the Canada Business Corporations Act. If the acquisition is completed, you will be entitled to receive $66.00 in cash, without interest, for each share of NS Group common stock you own. At the special meeting, you will be asked to approve and adopt the merger agreement.

NS Group’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and has determined that the merger agreement and such transactions are fair to and in the best interests of the holders of our common stock. Our board of directors unanimously recommends that NS Group’s shareholders vote “FOR” the approval and adoption of the merger agreement.

The accompanying proxy statement provides you with detailed information about the merger agreement and the proposed merger. We urge you to read the entire proxy statement carefully. The affirmative vote of a majority of the shares of our common stock outstanding on the record date is required to approve and adopt the merger agreement.

Your vote is important to us. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card. Your cooperation in voting your shares will be greatly appreciated.

On behalf of the board of directors and management of NS Group, we would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

/s/ René J. Robichaud

René J. Robichaud, President, Chief

Executive Officer and Director

/s/ Patrick J.B. Donnelly

Patrick J.B. Donnelly, Chairman of the Board,

Director

The proxy statement, dated [•], 2006, is first being mailed to shareholders on or about [•], 2006.

NS GROUP, INC.

530 West Ninth Street

Newport, Kentucky 41071

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [•], 2006

Notice is hereby given that a special meeting of the shareholders of NS Group, Inc., a Kentucky corporation (“NS Group”), will be held at [•] on [•], 2006 at [•]:00 a.m., local time, for the following purposes:

1.  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 10, 2006, by and among NS Group, IPSCO Inc. (“IPSCO”) and PI Acquisition Company (“PI Acquisition”), which provides for the merger of PI Acquisition, a wholly-owned subsidiary of IPSCO, with and into NS Group, with NS Group continuing as the surviving corporation, and the conversion of each outstanding share of common stock of NS Group (other than shares held by NS Group, IPSCO, PI Acquisition or any of their direct or indirect subsidiaries and shares held by shareholders who validly perfect their dissenters’ rights under Kentucky law) into the right to receive $66.00 in cash, without interest.

2.  To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the Agreement and Plan of Merger referred to in Item 1.

3.  To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Shareholders of record at the close of business on [•], 2006 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is attached to the proxy statement as Appendix A. We urge you to read the entire proxy statement and the merger agreement carefully.

We hope you will be able to attend the meeting in person, and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all shareholders execute, date and return the proxy using the enclosed envelope. No postage needs to be affixed if it is mailed in the United States.

By Order of the Board of Directors,

/s/ Thomas J. Depenbrock

Thomas J. Depenbrock

Vice President and Secretary

[•], 2006

PROPOSED MERGER— YOUR VOTE IS VERY IMPORTANT

PLEASE DO NOT SEND YOUR NS GROUP COMMON STOCK CERTIFICATES TO US AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING SURRENDER OF YOUR CERTIFICATES.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING THE INSTRUCTIONS SET FORTH ON PAGE 1 OF THE ACCOMPANYING PROXY STATEMENT. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

SUMMARY TERM SHEET

This summary term sheet briefly summarizes the material terms of the transaction detailed in this proxy statement. You are urged to carefully read this proxy statement, including the appendices and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Shareholders Can Find More Information” beginning on page 27.

In this proxy statement, the terms “we,” “us,” “our,” “NS Group” and the “company” refer to NS Group, Inc. and, where appropriate, its subsidiaries. We refer to IPSCO Inc. as “IPSCO”; PI Acquisition Company as “PI Acquisition”; Bryan Cave LLP as “Bryan Cave” and Raymond James & Associates, Inc. as “Raymond James.”

•	The Proposed Transaction (Page 3)

The proposed transaction is the acquisition of NS Group by IPSCO pursuant to the Agreement and Plan of Merger, dated as of September 10, 2006, among NS Group, IPSCO and PI Acquisition. We refer to the Agreement and Plan of Merger as the “merger agreement.” The acquisition will be effected by the merger of PI Acquisition, a wholly-owned subsidiary of IPSCO, with and into NS Group, with NS Group being the surviving corporation as a wholly-owned subsidiary of IPSCO. We refer to that merger as the “merger.” The parties currently expect to complete the merger in the last quarter of 2006, which is NS Group’s fourth fiscal quarter, subject to satisfaction of the conditions described under “Terms of the Merger Agreement — Conditions to the Completion of the Merger” beginning on page 33.

•	NS Group Will Hold a Special Meeting of its Shareholders to Consider Approval and Adoption of the Merger Agreement and the Meeting Adjournment Proposal (Page 5)

Date, Time, Place and Purpose (Page 5). The special meeting will be held on [•], 2006 at [•]:00 a.m., local time, at [•]. At the special meeting, you will be asked to consider and vote upon proposals to

(i)	approve and adopt the merger agreement;
(ii)

adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement (we refer to this proposal in this proxy statement as the “meeting adjournment proposal”); and

(iii)	transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Voting (Page 5).   Only shareholders who hold shares of NS Group common stock at the close of business on [•], the record date for the special meeting, will be entitled to vote at the special meeting. Each share of NS Group common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were [•] shares of NS Group common stock outstanding.

Vote Required (Page 6).   Approval of the merger agreement requires the affirmative vote of [•] shares of NS Group common stock, being a majority of the shares of NS Group common stock outstanding on the record date. Approval of the meeting adjournment proposal requires the affirmative vote of shareholders holding a majority of the shares of NS Group common stock present and entitled to vote at the special meeting.

Share Ownership of Directors and Executive Officers (Page 37).   As of [•], 2006, the record date, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, [•] shares of NS Group common stock, representing approximately [•]% of our outstanding shares. The directors and executive officers have informed us that they intend to vote all of their shares “FOR” the approval of the merger agreement and, if needed, “FOR” the meeting adjournment proposal.

•	NS Group’s Shareholders Will Receive $66.00 in Cash, Without Interest, For Each Share of NS Group Common Stock They Own (Page 27)

Each issued and outstanding share of NS Group common stock, other than shares held by NS Group, IPSCO, PI Acquisition or any of their direct or indirect subsidiaries and shares held by shareholders who validly perfect their dissenters’ rights under Kentucky law, will be converted into the right to receive $66.00 in cash, without interest (which we refer to in this proxy statement as the “merger consideration”). The total merger consideration that is expected to be paid in the merger is approximately $1.51 billion.

i

•	How Outstanding Options and Restricted Stock Unit Awards Will Be Treated (Page 27)

Options to acquire shares of NS Group common stock that are outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each option holder will receive a payment equal to the per share merger consideration times the number of shares subject to each option, less the aggregate exercise price of the option. Each outstanding restricted stock unit award will vest and be canceled in exchange for a single lump sum cash payment equal to the per share merger consideration times the number of shares of NS Group common stock subject to the award immediately prior to the effective time of the merger.

The total amount expected to be paid in respect of options and restricted stock units is approximately $10.3 million.

•	Recommendation of the Board of Directors (Page 9)

The board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the holders of NS Group common stock, has approved the merger agreement, the merger and the other transactions contemplated thereby, and recommends that you vote “FOR” the approval of the merger agreement. The board of directors reached its determination based on various factors, as more fully described in this proxy statement.

•	Opinion of NS Group’s Financial Advisor (Page 11)

In connection with the merger, NS Group’s board of directors received a written opinion from NS Group’s financial advisor, Raymond James, that as of September 10, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration provided for in the merger agreement was fair from a financial point of view to holders of shares of NS Group common stock. The written opinion of Raymond James, dated September 10, 2006, is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Raymond James’ opinion was provided to NS Group’s board of directors in its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act with respect to the merger.

Other details of NS Group’s arrangement with Raymond James are described under “The Merger—Opinion of NS Group’s Financial Advisor” beginning on page 11.

•	Our Directors and Executive Officers May Have Interests in the Transaction that Are Different From, or in Addition to, Interests of NS Group’s Shareholders Generally (Page 17)

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from your interests as a shareholder and that may present actual or potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that NS Group’s shareholders vote “FOR” the approval of the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

•	Directors and Executive Officers of the Surviving Corporation (Page 27)

The directors of PI Acquisition will be the initial directors of the surviving corporation. The current director of PI Acquisition is David Sutherland. The executive officers of NS Group at the effective time of the merger will be the initial officers of the surviving corporation. The current executive officers of NS Group are René J. Robichaud, President and Chief Executive Officer, Thomas J. Depenbrock, Vice President—Finance, Secretary, Treasurer and Chief Financial Officer, Thomas L. Golatzki, Vice President—Engineering, Energy and Materials, Frank J. LaRosa II, Vice President—Human Resources and Information Systems, Robert L. Okrzesik—Vice President—Sales and Marketing, and Thomas J. Weber, Vice President—Manufacturing.

•	How the Merger Agreement May Be Terminated (Page 34)

IPSCO and NS Group may mutually agree to terminate the merger agreement at any time upon the mutual written consent of the parties. Other circumstances under which IPSCO or NS Group may terminate the merger agreement are described under “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page 34. Under certain circumstances resulting in the termination of the merger agreement, we will be required to pay a termination fee of $37.5 million to IPSCO.

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•	U.S. Tax Considerations For NS Group’s Shareholders (Page 24)

Generally, the merger will be taxable to our shareholders who are U.S. holders for U.S. federal income tax purposes. A U.S. holder of NS Group common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the NS Group common stock surrendered. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of how the merger will affect your particular tax consequences.

•	NS Group’s Shareholders Will Have Dissenters’ Rights (Page 25)

You have the right under Kentucky law to dissent from the adoption and approval of the merger agreement and to exercise dissenters’ rights and receive payment in cash for the fair value of your shares of NS Group common stock in the event the merger is completed. The fair value of your shares of NS Group common stock as determined in accordance with Kentucky law may be more or less than the merger consideration to be paid to non-dissenting shareholders in the merger. To preserve your dissenters’ rights, you must not vote “FOR” approval of the merger agreement, you must not return a proxy card that is signed but not voted, and you must follow specific procedures required under Kentucky law. You must follow these procedures precisely in order to exercise your dissenters’ rights, or you may lose them. These procedures are described in this proxy statement, and the provisions of Kentucky law that grant dissenters’ rights and govern those procedures are attached as Appendix C. We encourage you to read these provisions carefully and in their entirety and consult your legal advisor.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	Why am I receiving these materials?
A:

You are receiving this proxy statement and proxy card because you own shares of NS Group common stock. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of shareholders.

Q:	How do I vote my shares of NS Group common stock?
A:

Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your shares of NS Group common stock directly in your name as a registered shareholder (which would mean that you are a “shareholder of record”) or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. If you are a registered holder of NS Group common stock (that is, if you hold your NS Group common stock in certificate form), you may vote in any of the following ways:

•	in person at the special meeting — complete and sign the enclosed proxy card and bring it to the special meeting; or
•	by mail — complete, sign and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible.

If you are a non-registered holder of shares of common stock of NS Group (which for purposes of this proxy statement means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to vote by mail and whether you will be able to vote by telephone or over the Internet.

If you are a participant in the NS Group Employees Retirement Savings Plan, any shares in your 401(k)/profit sharing plan account will be voted in accordance with your instructions, if indicated. If your proxy card is signed, but does not indicate your voting preferences, we have been advised by the 401(k)/profit sharing plan administrator that your shares will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the meeting adjournment proposal.

Q:	What happens if I return my proxy card but I do not indicate how to vote?
A:

If you properly return your proxy card, but do not include instructions on how to vote, your shares of NS Group common stock will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the meeting adjournment proposal. NS Group’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:	What happens if I abstain from voting on a proposal?
A:

If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal.

Q:	What happens if I do not return a proxy card or otherwise do not vote?
A:

Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to approve and adopt the merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?
A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of NS Group common stock, you can do this in any of the following ways:
•	by sending a written notice to the Secretary of NS Group to the address specified below stating that you would like to revoke your proxy;

•	by completing and delivering a later-dated proxy card by mail to the address specified below; or
•

by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to the Secretary of NS Group at the company’s headquarters, P.O. Box 721670, Newport, Kentucky 41072-1670.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?
A:

Your broker or other nominee will not be able to vote your shares of NS Group common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the proposal to approve and adopt the merger agreement. Your broker will be able to vote routine matters, including the proposal to adjourn the meeting.

Q:	What does it mean if I receive more than one set of materials?
A:

This means you own shares of NS Group common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	When do you expect the merger to be completed?

A:

The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is approved and adopted and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. The parties currently expect to complete the merger in the fourth quarter of 2006, although there can be no assurance that we will be able to do so.

Q:	What vote is required to approve the merger?
A:

Approval of the merger agreement requires the affirmative vote of a majority of the shares of NS Group common stock outstanding on the record date. As of the record date, there were [•] shares outstanding, of which the directors and executive officers of NS Group beneficially owned and are entitled to vote, in the aggregate, [•] shares, representing approximately [•] % of the outstanding shares. The directors and executive officers have informed NS Group that they intend to vote all of their shares of NS Group common stock “FOR” the approval of the merger agreement. Therefore, assuming the directors and executive officers do, in fact, vote for approval of the merger agreement, the affirmative vote of [•] % of the unaffiliated shareholders would be required to approve the merger agreement.

Q:	If the merger is completed, how will I receive the cash for my shares?
A:

If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to the exchange agent in connection with the merger. You will receive cash for your shares from the exchange agent only after you comply with these instructions. If your shares of NS Group common stock are held for you in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:	Should I send in my stock certificates now?
A:

No. If the merger is completed, you will receive a letter of transmittal shortly thereafter instructing you to send your stock certificates to the exchange agent in order to receive the cash payment of the merger consideration for each share of NS Group common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger.

Q:	Who can help answer my questions?
A:

If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Regan & Associates, Inc., our proxy solicitor, toll-free at (800) 737-3426.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains or incorporates by reference a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which represent our expectations or beliefs about future events and financial performance. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “goal,” “plan,” “intend,” “estimate,” “may,” “will,” or similar words. Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions, including:

•	failure to obtain shareholder approval or the failure to satisfy other closing conditions, including regulatory approvals, with respect to the proposed merger;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;
•	the failure of the proposed merger to close for any other reason;
•	the amount of the costs, fees, expenses and charges relating to the merger;
•	world-wide and domestic supplies of and demand for natural gas and oil and related drilling activity;
•	fluctuations in industry-wide inventory levels;
•	oil and gas price volatility;
•	domestic and foreign competitive pressures;
•	the level of imports and the presence or absence of governmentally imposed trade restrictions;
•	steel coil and steel scrap price volatility;
•	manufacturing efficiencies;
•	costs of compliance with environmental regulations;
•	asserted and unasserted claims;
•	failure to successfully integrate the operations of the recently acquired Ultra Oilfield Premium Services, Ltd. (“Ultra”);
•	the potential future impairment of the intangible assets recorded with the Ultra acquisition;
•	failure to adequately protect or enforce our intellectual property rights acquired with the acquisition of Ultra;
•	general economic conditions;
•	the value of the U.S. dollar; and
•	other risks and uncertainties described in this document and in our other filings with the SEC.

In light of these risks, uncertainties and assumptions, these forward-looking events might not occur. In addition, actual results could differ materially from those suggested by the forward-looking statements.

Accordingly, you should not place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. We may not update these forward-looking statements, even though our situation may change in the future, unless we are obligated under the federal securities laws to update and disclose material developments related to previously disclosed information through a supplement to this proxy statement to the extent necessary.

We qualify all of our forward-looking statements by these cautionary statements. All information contained in this proxy statement concerning IPSCO, PI Acquisition and their affiliates and designees has been supplied by IPSCO and has not been independently verified by NS Group.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

NS Group

NS Group, Inc.

530 West Ninth Street

Newport, Kentucky 41071

Telephone: (859) 292-6809

NS Group, Inc., a Kentucky corporation, is a domestic producer of seamless and welded tubular steel products and a provider of premium connections, accessories and related oilfield services serving the energy industry. NS Group’s tubular products, commonly referred to as oil country tubular goods (OCTG), are used primarily in oil and natural gas drilling exploration and production operations. The Company also manufactures line pipe, which is used as gathering lines for the transmission of petrochemicals and hydrocarbons. NS Group’s premium connections are recognized for their performance in harsh conditions encountered in horizontal and directional drilling, deep onshore gas wells and deepwater wells where high tolerance to tension, compression, temperature and pressure is required.

Detailed descriptions about NS Group’s business and financial results are contained in its annual report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated in this proxy statement by reference. See “Where Shareholders Can Find More Information” beginning on page 38 of this proxy statement.

IPSCO and PI Acquisition

IPSCO Inc.

PI Acquisition Company

650 Warrenville Road, Suite 500

Lisle, Illinois 60532-4318

Telephone: (630)-810-4800

IPSCO, a Canadian corporation, is a North American steel and steel pipe producer with facilities and processing equipment located at 19 sites throughout the United States and Canada. Three of these facilities, the steelworks, produce carbon steel slabs, hot rolled discrete plate and coil. The remaining facilities further process the plate and coil into value-added products, including heat treated and normalized plate, cut-to-length plate and a comprehensive line of tubular products include casing, tubing, large and small diameter line pipe and industrial pipe. IPSCO processes scrap metal at several locations in North America.

PI Acquisition Company, a newly-formed Kentucky corporation, was formed by IPSCO for the sole purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement. PI Acquisition is wholly-owned by IPSCO and has not engaged in any business except in anticipation of the merger.

THE SPECIAL MEETING

General Information

The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of shareholders to be held on [•] , 2006, at [•] , local time, or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at [•]. NS Group intends to mail this proxy statement and the accompanying proxy card on or about [•] , 2006 to all shareholders entitled to vote at the special meeting.

At the special meeting, shareholders will be asked to consider and vote upon proposals to:

•

approve and adopt the merger agreement, which provides for the merger of PI Acquisition with and into NS Group, with NS Group continuing as the surviving corporation in the merger, and the conversion of each outstanding share of NS Group common stock, including each restricted share (other than shares of common stock held by NS Group, IPSCO or any of their direct or indirect subsidiaries and shares held by shareholders who validly perfect their dissenters’ rights under Kentucky law) into the right to receive $66.00 in cash, without interest;

•

adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement; and

•	transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

NS Group does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Shareholders of record of NS Group common stock at the close of business on [•], 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. At the close of business on the record date, [•] shares of NS Group common stock were outstanding and entitled to vote. A list of shareholders will be available for review at NS Group’s executive offices during regular business hours beginning five business days before the special meeting is to take place, and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournment thereof. Each holder of record of NS Group common stock on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting for each share held. If you sell or transfer your shares of NS Group common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as approval of the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”

Quorum

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. Accordingly, the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of NS Group common stock entitled to vote at the special meeting is necessary and sufficient to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

Any shares of NS Group common stock held in treasury by NS Group are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote

The affirmative vote of [•] shares of NS Group common stock, being a majority of the shares of NS Group common stock outstanding on the record date, is required to approve the merger agreement and the transactions contemplated thereby, including the merger. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the shares of NS Group common stock present and entitled to vote at the special meeting.

As of [•], 2006, the record date, the directors and current executive officers of NS Group beneficially owned and are entitled to vote, in the aggregate, [•] shares of NS Group common stock, representing approximately [•]% of the outstanding shares of NS Group common stock. The directors and current executive officers have informed NS Group that they intend to vote all of their shares of NS Group common stock “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal.

Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote “AGAINST” approval of the merger agreement. In the case of the meeting adjournment proposal, a vote to abstain will have the same effect as a vote “AGAINST” approval of the meeting adjournment proposal. Your broker will be able to vote routine matters, including the proposal to adjourn the meeting.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Proxies and Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, each shareholder of record of NS Group common stock should complete, date and sign his, her or its proxy card and mail the proxy card in the enclosed postage pre-paid return envelope as soon as possible so that those shares of NS Group common stock may be voted at the special meeting, even if such holder plans to attend the special meeting in person. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the meeting adjournment proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing NS Group stock certificates for the payment of the per share merger consideration.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of NS Group at the company’s headquarters, P.O. Box 721670, Newport, Kentucky 41072-1670, by submitting in writing a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. NS Group will bear the entire expense of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement, the notice of the special meeting of shareholders, the enclosed proxy card and any additional information furnished to shareholders. NS Group has engaged the services of Regan & Associates, Inc. to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by NS Group, Regan & Associates, Inc. has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual shareholders. NS Group has agreed to pay Regan & Associates, Inc. a fee of $7,500 plus reasonable out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of NS Group common stock beneficially owned by others to forward to these beneficial owners. NS Group may reimburse persons representing beneficial owners of NS Group common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, e-mail or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. Accordingly, in some instances, only one copy of this proxy statement is being delivered to multiple shareholders sharing an address, unless we have received instructions from one or more of the shareholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement, including the attached appendices, to any shareholder at your address. If you wish to receive a separate copy of the proxy statement, you can call us at (859) 292-6809 or send a written request to:

NS Group, Inc.

P.O. Box 721670

Newport, Kentucky 41072-1670

Attention: Secretary

Alternatively, shareholders sharing an address who now receive multiple copies of the proxy statement or annual report may request delivery of a single copy by calling us at (859) 292-6809 or writing to us at the address listed above.

Adjournments

If the special meeting is adjourned to a different place, date or time, NS Group need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless the adjournment is for more than 120 days after the date fixed for the original meeting. If a new record date is or must be set for the adjourned meeting, notice of the adjourned meeting shall be given to persons who are shareholders as of the new record date.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of NS Group. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

THE MERGER

Background of the Merger

From time to time, we have engaged in discussions with third parties regarding a possible business combination, which might involve a change in control of our company.

On June 16, 2006, René J. Robichaud, our president and chief executive officer, received an unsolicited message from David S. Sutherland, the president and chief executive officer of IPSCO, asking Mr. Robichaud to contact him. During their first telephone conversation on June 19, 2006, Mr. Sutherland invited Mr. Robichaud to meet him for lunch. Prior to this exchange, there had not been any discussion between NS Group and IPSCO regarding a potential transaction. Following this phone call, Mr. Robichaud contacted the members of the board regarding Mr. Sutherland’s phone call.

Mr. Robichaud and Mr. Sutherland met in Covington, Kentucky on June 23, 2006 and first discussed a potential transaction between our companies. In the meeting, Mr. Robichaud and Mr. Sutherland agreed to have a subsequent meeting with senior executives of IPSCO and NS Group so that IPSCO could learn more about NS Group. Following the meeting with Mr. Sutherland, Mr. Robichaud contacted our board of directors and provided our board of directors with a summary of the meeting.

On June 30, 2006, IPSCO’s legal counsel circulated a draft confidentiality agreement to our chief financial officer. Following conversations between the parties and their legal counsel concerning the terms of the confidentiality agreement, it was executed on July 6, 2006. The confidentiality agreement required IPSCO to maintain the confidentiality of nonpublic information that would be made available to IPSCO for purposes of due diligence with respect to our company. Among other terms, it also limited, during the 360-day period commencing on the date of execution of the confidentiality agreement, the ability of IPSCO to publicly seek to acquire NS Group unless approved by our board of directors.

Shortly following the execution of the confidentiality agreement, Mr. Sutherland contacted Mr. Robichaud to arrange a meeting between representatives and senior executives of IPSCO and NS Group. We met with IPSCO and its financial advisors, together with representatives from Bryan Cave, our legal counsel, and Raymond James, our financial advisors, on July 21, 2006 to discuss our business. On July 28, 2006, IPSCO delivered a letter to us setting forth a non-binding preliminary indication of interest regarding the acquisition of our outstanding common stock at a price in the range of $66.00 to $68.00 per share in cash, subject to certain assumptions and conditions specified in the letter. Our closing stock price on July 27, 2006 was $49.88.

On August 2, 2006, our board of directors met to review the proposal from IPSCO. Our board of directors determined that it was in the best interests of our company and our shareholders to consider our strategic alternatives, including the values which might be obtained in a potential strategic merger involving, or the sale of, our company. Our board of directors also considered the possibility of remaining as a stand-alone public company or attempting to grow our company organically and through acquisitions. In determining to pursue a merger transaction in lieu of other strategic alternatives, the board of directors considered the execution risk and ability to derive value for our shareholders involved with each of the alternatives, the prospects and growth opportunities for NS Group if it were to remain a publicly-owned corporation in light of our industry’s vulnerability to downturns in certain economic cycles and increased imports, and current and historical valuations for our company and other companies in our industry. At the meeting, representatives from Bryan Cave provided our board with an overview of its fiduciary duties and other responsibilities of our directors in the context of a potential acquisition of our company. Raymond James also presented its preliminary analysis of our valuation and reviewed certain strategic alternatives available to us, including the financial considerations regarding a possible merger or sale involving IPSCO. The board of directors authorized NS Group to enter into a 30-day exclusivity period with IPSCO to allow IPSCO to conduct due diligence in connection with the proposed transaction.

On August 2, 2006, Mr. Robichaud and Raymond James communicated to Mr. Sutherland and IPSCO’s financial advisors, respectively, a counterproposal with a purchase price of $70.00 per share in cash. Mr. Sutherland and IPSCO’s financial advisors indicated that IPSCO was not willing to increase its indication of interest above the range of $66.00 to $68.00 per share in cash. The next day, we entered into an exclusivity period with IPSCO through September 6, 2006.

On August 7, 2006, we had a telephone call with IPSCO, together with our representatives from Bryan Cave and Raymond James to discuss our business and the due diligence process. Shortly thereafter, we began to make certain information available to IPSCO for due diligence purposes. IPSCO conducted due diligence through September 10, 2006.

On August 18, 2006, our board of directors, together with our legal advisors, met to receive an update on communications with IPSCO and its advisors.

We received an initial draft merger agreement from IPSCO’s legal counsel on August 16, 2006. On August 25, 2006, Mr. Robichaud received a telephone call from Mr. Sutherland indicating that IPSCO was in the process of completing its due diligence and would be contacting Mr. Robichaud the following week. On August 30, 2006, Mr. Robichaud received a telephone call from Mr.

Sutherland. Mr. Sutherland indicated to Mr. Robichaud that subject to the satisfactory completion of due diligence, IPSCO was prepared to acquire our outstanding common stock at a price of $66.00 per share in cash. Our closing stock price on August 29, 2006 was $47.02.

Our board of directors, together with our financial and legal advisors, met on August 30, 2006 to discuss the proposal from IPSCO. At the meeting, our board of directors determined to instruct Mr. Robichaud to communicate to Mr. Sutherland that we were willing to proceed with negotiations. Following the board of directors meeting on August 30, 2006, Mr. Robichaud contacted Mr. Sutherland to discuss IPSCO’s proposal and other matters related to the transaction.

From August 30, 2006 through September 10, 2006, we, with the assistance of Bryan Cave and Raymond James, negotiated the specific terms of the merger agreement and the related disclosure letter. These negotiations addressed the nature of the representations and warranties to be made by our company, the limitations on the conduct of our business between signing and closing, certain employee matters and the rights and obligations of our company in the event a third party sought to make a superior proposal. On August 31, 2006 and again on September 1, 2006, Mr. Sutherland contacted Mr. Robichaud to discuss certain contract provisions, including the amount of the break-up fee.

On September 4, 2006, our board of directors met with our financial and legal advisors to discuss the proposed merger transaction. At the board of directors meeting, Mr. Robichaud updated the board of directors regarding his conversations with Mr. Sutherland and the current status of the transaction.

On September 7, 2006, IPSCO indicated that it was prepared to proceed with the execution of a definitive merger agreement. On September 8, 2006, NS Group extended the exclusivity period until midnight on September 10, 2006. On September 10, 2006, our board of directors held a meeting in which our financial and legal advisors participated. At the meeting, representatives from Bryan Cave summarized the principal terms of the merger agreement and the determinations to be made by the directors in the exercise of their fiduciary duties. At the board of directors meeting, Raymond James updated the board of directors on their valuation analysis. Raymond James rendered its oral and written opinion to NS Group’s board of directors that, as of September 10, 2006 and based upon and subject to the assumptions, qualifications and limitations to be set forth in its written opinion, the proposed offer price of $66.00 per share in cash by NS Group was fair, from a financial point of view, to our shareholders.

On September 10, 2006, after further discussion and based upon the totality of the information presented and considered during its evaluation of the merger and the merger agreement, our board of directors, by unanimous vote, approved the merger agreement and the transactions contemplated by the merger agreement.

Later on September 10, 2006, we, IPSCO and PI Acquisition executed the merger agreement. On the morning of September 11, 2006, we issued a joint press release with IPSCO announcing the execution of the merger agreement. The terms of the merger agreement are detailed below under “Terms of the Merger Agreement” beginning on page 27 of this proxy statement.

Reasons for the Merger; Recommendation of Our Board of Directors

On September 10, 2006, our board of directors unanimously adopted resolutions:

•	determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were fair to and in the best interests of NS Group’s shareholders;
•	approving the merger agreement and the transactions contemplated by the merger agreement, including the merger; and
•

recommending that the holders of NS Group common stock vote for the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “— Background of the Merger” beginning on page 8 for additional information on the recommendation of our board of directors.

Our board of directors believes that the merger agreement and the merger are fair to NS Group’s shareholders. In reaching these conclusions, our board of directors consulted with our management and our legal and financial advisors, and considered the short-term and long-term interests and prospects of NS Group and its shareholders. In reaching the foregoing determinations, the board of directors considered the following material factors that it believed supported its determinations:

•

the current and historical financial condition and results of operations of NS Group, including the prospects of NS Group if it were to remain a publicly-owned corporation in light of the increasingly competitive nature of the industry in which NS Group operates;

•

the fact that the merger consideration of $66.00 per share in cash represented a premium of 43% above the closing price of NS Group common stock on September 8, 2006, the last trading day before the public announcement of the merger agreement;

•

the fact that the merger consideration of $66.00 per share in cash represented a 33% premium above the average closing price for the 90 trading days prior to September 10, 2006, the day the merger agreement was executed;

•

the fact that the merger consideration to be received by NS Group’s shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to NS Group’s shareholders;

•	the fact that IPSCO and its affiliates have significant experience in the steel and pipe and tube industries and have established relationships with key customers and suppliers;
•

the potential value that might result from other alternatives available to NS Group, including the alternative of remaining an independent public company, considering, in particular, the potential for shareholders to share in any future earnings growth of NS Group and continued costs and scrutiny associated with continuing to operate as a public company;

•

Raymond James’ financial presentation to our board of directors, including Raymond James’ opinion, dated September 10, 2006, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration provided for in the merger agreement; and

•

the terms and conditions of the merger agreement, which the board of directors believed would not preclude a Superior Proposal (as defined on page 32 of this proxy statement), and the course of negotiations thereof. The board of directors considered in particular:

o

the conditions to the closing of the merger, including the fact that the obligations of IPSCO and PI Acquisition under the merger agreement are not subject to a financing condition and the exceptions to the events and other effects that would constitute a material adverse effect on NS Group;

o

the structure of the transaction as a merger, requiring approval by NS Group’s shareholders, which would result in detailed public disclosure and a relatively lengthy period of time prior to completion of the merger during which an unsolicited superior proposal could be brought forth;

o

NS Group’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal, if the board of directors determines in good faith by a majority vote, after consulting the advice of a financial advisor, that such proposal would result in a transaction that, if consummated, is more favorable to NS Group’s shareholders from a financial point of view than the merger;

o	NS Group’s right to terminate the merger agreement in order to accept a Superior Proposal, subject to certain conditions and payment of a termination fee to IPSCO;
o	the other termination fee provisions of the merger agreement, and a comparison of other provisions to precedent transactions; and
o	the fact that NS Group’s shareholders will be entitled to dissenters’ rights under Kentucky law.

The board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	the fact that, following the merger, NS Group’s shareholders will cease to participate in any future earnings growth of NS Group or benefit from any future increase in its value;
•	the conditions to the closing of the merger, including regulatory approval;
•	the fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to NS Group’s shareholders entitled to receive such merger consideration; and
•	the possible disruption to NS Group’s business that might result from the announcement of the merger and the resulting distraction of the attention of NS Group’s management.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by our board of directors. Based on the factors outlined above, the board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of holders of NS Group common stock.

Our board of directors believes that the merger is fair to and in the best interests of holders of NS Group common stock. Our board of directors recommends that you vote “FOR” approval of the merger agreement.

Opinion of NS Group’s Financial Advisor

NS Group engaged Raymond James to provide financial advisory services in January 2006. On August 30, 2006, NS Group engaged Raymond James to provide a fairness opinion in connection with the merger. In connection with that engagement, the NS Group board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of NS Group’s outstanding common stock of the merger consideration to be received by the NS Group shareholders pursuant to the merger agreement.

At the September 10, 2006 meeting of the NS Group board of directors, Raymond James gave its opinion that, as of that date and based upon and subject to various qualifications and assumptions with respect to its opinion described in detail in its opinion and summarized below, the merger consideration to be received by the shareholders of NS Group pursuant to the merger agreement is fair, from a financial point of view, to the holders of NS Group’s outstanding common stock.

The full text of the written opinion of Raymond James, dated September 10, 2006, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Appendix B to this document. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of the opinion.

Holders of NS Group common stock are urged to read this opinion in its entirety. Raymond James’s opinion, which is addressed to the NS Group board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of NS Group common stock in connection with the proposed merger. Raymond James’ opinion does not constitute a recommendation to any holder of NS Group common stock as to how such shareholder should vote at the special meeting of NS Group shareholders and does not address any other aspect of the proposed merger or any related transaction.

In connection with rendering its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the merger agreement;
•	reviewed NS Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006;
•	reviewed other NS Group financial and operating information requested from and/or provided by senior management of NS Group;
•	reviewed certain other publicly available information on NS Group; and
•	discussed with members of the senior management of NS Group certain information relating to the above and any other matters which it deemed relevant to its inquiry.

In connection with its review, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by NS Group or any other party, and did not undertake any duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of NS Group. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

In rendering its opinion, Raymond James assumed that the merger would be consummated on the terms described in the merger agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which NS Group is a party, as contemplated by the merger agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on NS Group. In its financial analyses, Raymond James assumed the merger consideration to be paid in exchange for all the outstanding shares of NS Group common stock will be $66.00 in cash, without interest, for each share. Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger agreement, or the availability or advisability of any alternatives to the merger.

In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of:

•

historical and projected revenues, operating earnings, net income and capitalization of NS Group and certain other publicly held companies in businesses Raymond James believed to be comparable to NS Group;

•	the current and projected financial position and results of operations of NS Group;
•	the historical market prices and trading activity of the NS Group common stock;
•	financial and operating information concerning selected business combinations which Raymond James deemed comparable in whole or in part; and
•	the general condition of the securities markets.

The following summarizes the material financial analyses presented by Raymond James to the NS Group board of directors at its meeting on September 10, 2006, which material was considered by Raymond James in rendering the opinion described above. No company or transaction used in the analyses described below is directly comparable to NS Group, IPSCO or the contemplated merger.

Selected Public Companies Analysis. Raymond James analyzed the relative valuation multiples of four publicly-traded oil country tubular goods companies, including:

•	IPSCO;
•	Lone Star Technologies, Inc.;
•	Tenaris S.A.; and
•	Vallourec S.A.

Raymond James calculated various financial multiples for each company, including: (i) enterprise value (market value plus debt, less cash) compared to earnings before interest, taxes, depreciation or amortization, or EBITDA, using Institutional Brokers Estimate System (“I/B/E/S”) consensus estimates for the selected companies for the calendar years ending December 31, 2006 and 2007; and (ii) equity value per share compared to earnings per share, using I/B/E/S consensus estimates for the selected companies for calendar years ending December 31, 2006 and 2007. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at Raymond James’ request and may or may not prove to be accurate. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for NS Group implied by the merger consideration. The results of the selected public companies analysis are summarized below:

	Enterprise Value / EBITDA		Equity Value / Net Income
	2006	2007	2006	2007
Mean	6.2x	5.6x	9.7x	8.8x
Median	6.2x	5.3x	10.1x	8.6x
Minimum	3.9x	4.5x	7.1x	8.0x
Maximum	8.5x	7.3x	11.6x	10.1x

Merger consideration	7.1x	5.8x	11.5x	9.9x

Furthermore, Raymond James applied the mean, median, minimum and maximum relative valuation multiples for each of the metrics multiples to NS Group’s projected financial results and determined the implied equity price per share of NS Group’s common stock and then compared those implied equity values per share to the merger consideration of $66.00 per share. The results of this are summarized below:

	Enterprise Value / EBITDA		Equity Value / Net Income
	2006	2007	2006	2007
Mean	$ 60.15	$ 62.57	$ 55.76	$ 56.29
Median	60.15	59.08	58.00	55.06
Minimum	39.03	50.99	40.74	50.73
Maximum	81.29	81.13	66.29	64.28

Merger consideration	$ 66.00	$ 66.00	$ 66.00	$ 66.00

Transaction Premiums Analysis. Raymond James analyzed the stock price premiums paid in 43 public merger and acquisition transactions announced since September 9, 2005 which Raymond James deemed comparable in whole or in part to the merger.

Raymond James measured each transaction price per share relative to each target’s closing price per share one day, one week, and four weeks prior to announcement of the transaction. Raymond James compared the mean, median, minimum and maximum premiums paid from this set of transactions to the NS Group merger consideration expressed as a premium relative to the closing stock price of NS Group one day, one week, and four weeks prior to September 10, 2006. The results of the transaction premium analysis are summarized below:

	Implied Premium
	1-day	1-week	4-weeks
Mean	21.5%	23.9%	25.2%
Median	20.4%	22.8%	24.2%
Minimum	-3.8%	1.9%	-3.6%
Maximum	59.8%	56.9%	88.5%

Merger consideration	$ 66.00	$ 66.00	$ 66.00
NS Group closing stock price per share	$ 46.15	$ 46.47	$ 46.81
NS Group premium	43.0%	42.0%	41.0%

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected acquisitions of oilfield service manufacturing companies, which Raymond James deemed comparable in whole or in part to the merger, and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

Acquirer	Seller
Dresser, Inc.	General Electric (Nuovo Pignone)
Vallourec SA	ShawCor Ltd (OMSCO Division)
NS Group, Inc.	Fishing Tools Specialty, LLC
National-Oilwell, Inc.	Varco International, Inc.
Cameron International Corp.	NuFlo Technologies Inc.
Maverick Tube Corp.	Piament Holdings SA; Mortonbay SA
Oceaneering International, Inc.	Yellowstone Capital, Inc. (Grayloc Products)
Tenaris SA	Maverick Tube Corp.
ValueAct Capital	Seitel, Inc.

Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ forward twelve month projected revenue and EBITDA, where such information was publicly available. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for NS Group implied by the merger consideration and projected financial results as provided by the management of NS Group. The results of the selected transactions analysis are summarized below:

	Enterprise Value / Forward Twelve Month Revenue	Enterprise Value / Forward Twelve Month Projected EBITDA
Mean	1.4x	6.3x
Median	1.2x	6.0x
Minimum	0.8x	4.7x
Maximum	2.9x	9.4x

Merger consideration	1.7x	5.9x

Furthermore, Raymond James applied the mean, median, minimum and maximum relative valuation multiples for each of the metrics to NS Group’s projected financial results and determined the implied equity price per share of NS Group’s common stock and then compared those implied equity values per share to the merger consideration of $66.00 per share. The results of this are summarized below:

	Enterprise Value / Forward Twelve Month Revenue	Enterprise Value / Forward Twelve Month EBITDA
Mean	$ 52.24	$ 70.05
Median	46.41	67.03
Minimum	31.17	52.49
Maximum	106.79	106.79

Merger consideration	$ 66.00	$ 66.00

Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of NS Group’s projected free cash flows for the years ending December 31, 2007 through 2010 on a stand-alone basis. Raymond James used unleveraged free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.

The discounted cash flow analysis was based on the best available estimates of the financial performance of NS Group provided by management. Consistent with the periods included in the financial projections, Raymond James used calendar year 2010 as the terminal year for the analysis and applied relative market multiples based on comparable company and precedent transaction multiples, ranging from 5.0x to 7.0x, to calendar 2010 EBITDA in order to derive a range of terminal values for NS Group in 2010.

The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 15.5% to 16.5%, which reflected the weighted average after-tax cost of debt and equity capital associated with executing NS Group’s business plan. The estimated weighted average cost of capital range used was derived by applying the capital asset pricing model and utilizing NS Group’s current after-tax average debt borrowing rate and capital structure. The resulting range of present enterprise values was adjusted by NS Group’s capitalization and divided by the number of shares outstanding in order to arrive at a range of present values per share of NS Group common stock. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for NS Group implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:

Equity Value / Per Share
Minimum	$ 65.74
Maximum	83.63

Merger consideration	$ 66.00

Additional Considerations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’s view of the actual value of NS Group.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of NS Group. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to NS Group’s board of directors and were prepared solely as part of Raymond James’s analysis of the fairness, from a financial point of view, to the holders of NS Group common stock of the consideration to be received by such holders in connection with the proposed merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The analyses performed by Raymond James, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Raymond James’s analysis of the fairness, from a financial point of view, to the shareholders of the merger consideration pursuant to the merger agreement. The opinion of Raymond James was one of many factors taken into consideration by NS Group’s board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of NS Group’s board of directors’ or management’s opinion with respect to the value of NS Group. NS Group placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

Raymond James’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on September 8, 2006, the last business day before the opinion was rendered, and any material change in such circumstances and conditions may affect Raymond James’ opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion.

NS Group has agreed to pay Raymond James a customary fee for its services in connection with the merger, a portion of which was payable upon the rendering of its fairness opinion and a significant portion of which is contingent upon the consummation of the merger.  NS Group also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement

NS Group engaged Raymond James to serve as its financial advisor and to provide a fairness opinion in connection with NS Group’s purchase of the assets of Fishing Tools Specialty, L.P. in July 2006. In connection with these services, NS Group paid Raymond James a customary fee for its services.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of NS Group and IPSCO for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Effects of the Merger

Conversion of Outstanding NS Group Common Stock and Cancellation of Stock Options and Other Awards

If the merger agreement is approved by NS Group’s shareholders and the other conditions to the completion of the merger are either satisfied or waived, PI Acquisition will be merged with and into NS Group, with NS Group continuing as the surviving corporation in the merger. Upon the completion of the merger, each issued and outstanding share of NS Group common stock, other than shares held by NS Group, IPSCO, PI Acquisition or their subsidiaries and shares held by shareholders who validly perfect their dissenters’ rights under Kentucky law, will be converted into the right to receive the per share merger consideration. NS Group’s shareholders will be required to surrender their shares involuntarily upon the completion of the merger in exchange for a cash payment equal to the merger consideration. After completion of the merger, shareholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing. If all eligible shares are converted, the total merger consideration expected to be paid is approximately $1.51 billion.

Upon completion of the merger, options to acquire shares of NS Group common stock that are outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each such option holder will receive a payment equal to the per share merger consideration times the number of shares subject to each option, less the aggregate exercise price of the option. The total amount expected to be paid in respect of options is approximately $9.63 million.

Upon completion of the merger, restricted shares of NS Group common stock that are outstanding immediately prior to the effective time of the merger will vest and become free of any restriction and will, as of the effective time of the merger, be canceled and converted into the right to receive the merger consideration. The total amount expected to be paid in respect of restricted shares is approximately $11.27 million.

Upon completion of the merger, restricted stock units representing the right to receive the value of shares of NS Group common stock, that are outstanding immediately prior to the effective time of the merger, will vest and become free of any restriction and will, as of the effective time of the merger, be cancelled. Pursuant to the merger agreement, each such restricted stock unit holder will receive a payment equal to the merger consideration times the number of restricted stock units that have not been settled or paid prior to the effective time of the merger. The total amount expected to be paid in respect of restricted stock units is approximately $693,000.

Effect on Listing; Registration and Status of NS Group Common Stock

NS Group common stock is registered as a class of equity securities under the Exchange Act and is quoted on the New York Stock Exchange under the symbol “NSS.” As a result of the merger, NS Group will be a privately-held company, with no public market for its common stock. After the merger, NS Group common stock will cease to be traded on the New York Stock Exchange, and price quotations with respect to sales of shares of NS Group common stock in the public market will no longer be available. In addition, registration of NS Group common stock under the Exchange Act will be terminated. This termination and the delisting of NS Group’s common stock from the New York Stock Exchange will make certain provisions of the Exchange Act, such as the short-swing recovery provisions of Section 16(b) and the requirement to furnish a proxy or an information statement in connection with a shareholders’ meeting, the liability provisions of the Exchange Act and the corporate governance requirements under New York Stock Exchange rules and regulations and under the Sarbanes-Oxley Act of 2002, such as the requirement that certain executive officers of NS Group certify the accuracy of NS Group’s financial statements and that annual reports contain management’s report on the effectiveness of the company’s internal controls, no longer applicable to NS Group as a stand-alone company. In addition, NS Group will no longer be required to file periodic reports with the SEC after the effective time of the merger with respect to its common stock.

Considerations Relating to the Proposed Merger

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in NS Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated in this proxy statement by reference, for risks relating to NS Group’s business, as supplemented with the following three risk factors:

•	failure to successfully integrate the operations of the recently acquired Ultra Oilfield Premium Services, Ltd (“Ultra”);
•	the potential future impairment of the intangible assets recorded with the Ultra acquisition; and
•	failure to adequately protect or enforce our intellectual property rights acquired with the acquisition of Ultra.

Failure to complete the merger could negatively impact the market price of NS Group common stock.

If the merger is not completed for any reason, NS Group will be subject to a number of material risks, including the following:

•	the market price of NS Group’s common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed;
•

unless the failure to complete the merger is a result of a willful failure of IPSCO or PI Acquisition, costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed; and

•

the diversion of management’s attention from the day-to-day business of NS Group, the potential disruption to its employees and its relationships with customers, suppliers and distributors and potential diversion from certain aspects of its previously announced capital expenditure program during the period before the completion of the merger may make it difficult for NS Group to regain its financial and market positions if the merger does not occur.

If the merger is not approved by NS Group’s shareholders at the special meeting, NS Group, IPSCO and PI Acquisition will not be permitted under Kentucky law to complete the merger, and each of NS Group, IPSCO and PI Acquisition will have the right to terminate the merger agreement. Upon such termination, NS Group may be required to pay IPSCO a termination fee. See “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page 34 of this proxy statement.

Further, if the merger is terminated and our board of directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.

Unless the merger agreement is terminated, NS Group will not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

Unless and until the merger agreement is terminated, subject to specified exceptions, NS Group is restricted from initiating, soliciting, or taking any action to facilitate or encourage the submission of any offer or proposal relating to an alternative transaction with any person or entity other than IPSCO. In addition, NS Group will not be able to enter into an alternative transaction at a more favorable price, unless and until the merger agreement is terminated, which may result in NS Group incurring potentially significant liability to IPSCO. See “Terms of the Merger Agreement — Conduct of Business Pending the Merger—No Solicitation of Competing Proposals” beginning on page 31 of this proxy statement and “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page 34 of this proxy statement.

Uncertainties associated with the merger may cause NS Group to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with NS Group following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management and personnel.

Interests of NS Group’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors, you should be aware that our directors and our executive officers have interests in the transaction that are different from, or are in addition to, your interests as a shareholder. The board of directors does not believe that these interests are material to NS Group because it believes the aggregate payments to be received by NS Group’s directors and executive officers are customary for a merger transaction of this size. Therefore, the board of directors did not implement any special procedures to resolve any conflicts of interest. The board of directors was aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend the merger. See “— Background of the Merger” beginning on page 8.

Change of Control Severance Agreements

At various times, we entered into change of control severance agreements with each of Messrs. Robichaud, Depenbrock, Golatzki, LaRosa, Okrzesik and Weber, which provide that the covered executives would be entitled to certain severance benefits if, during the three-year period following a “change of control” (as defined the agreements), NS Group or its affiliates terminate the executive’s employment without “cause” (as defined in the agreements), or the executive terminates his employment with NS Group or its affiliates for “good reason” (as defined in the agreements). Specifically, the covered executives would be entitled to receive the following benefits: (a) a lump sum cash payment equal to two times (three times for Mr. Robichaud) the sum of the executive’s then-current base salary plus his average bonus paid or payable for the three fiscal years prior to the date of termination, (b) a lump sum payment equal to a pro-rata amount of his annual bonus for the year of termination, (c) continued medical, dental, life and disability insurance benefits for a period of two years (three years for Mr. Robichaud), or its cash equivalent and (d) outplacement services for a period of up to one year. In the event any payments or benefits provided to the covered executive, whether under his change of control severance agreement or otherwise, would be subject to the excise tax on certain “excess parachute payments” as provided for in Section 4999 of the Internal Revenue Code of 1986, then the executive would be entitled to be made whole on an after-tax basis (i.e., “grossed-up”) for the payment of such taxes. These agreements were amended and restated in 2006.

The merger will constitute a “change of control” under the change of control severance agreements. The following table shows the amount of potential severance benefits estimated by NS Group to be provided to NS Group’s executive officers who are parties to change of control severance agreements, assuming a termination following the merger on December 31, 2006 under circumstances entitling the executive officer to severance. For purposes of these calculations, the three year average bonus under the severance agreements includes the bonus paid or payable for fiscal years 2004, 2005 and 2006, since the Short-Term Incentive Plan will be amended to provide that the 2006 fiscal year closes on the merger. See “Short-Term Incentive Plan” immediately below. The calculation of the gross-up payments is based on the following assumptions: (i) the merger closes, and the executive's employment with NS Group terminates, on December 31, 2006; (ii) the excise tax under Section 4999 of the Internal Revenue Code of 1986 equals 20%; (iii) the combined federal, state, local and Medicare tax rates for the executives range from 36.45% to 45.42% depending on each executive's place of domicile; (iv) the outplacement services cost $20,000 per executive, and (v) the discount rate equals the applicable federal rate for September, 2006, which ranges from 5.94% to 6.17% depending on the term. Moreover, NS Group assumed, solely for purposes of preparing these calculations, that none of the severance benefits represents reasonable compensation for pre or post merger services (including the noncompete or nonsolicitation agreements). The amounts set forth above are only estimates and are based upon the assumptions described herein. The actual amounts may vary from these estimates.

Executive Officers	Amount of Estimated Severance Benefits	Amount of Estimated Gross-Up Payments for Excise Taxes	Total Amount of Potential Severance Payment
Thomas J. Depenbrock	$ 1,038,937	$ 1,003,180	$ 2,042,117
Thomas L. Golatzki	714,299	407,932	1,122,231
Frank J. LaRosa II	743,628	660,503	1,404,131
Robert L. Okrzesik	934,379	816,285	1,750,664
René J. Robichaud	3,565,052	4,651,148	8,216,200
Thomas J. Weber	935,277	913,654	1,848,931
All executive officers as a group (6 persons)	$ 7,931,572	$ 8,452,702	$ 16,384,274

In connection with the merger, the Company intends to amend its change of control severance agreements to make the duration of the obligation relating to the nonsolicitation of customers consistent with the duration of the noncompete obligations in the salary continuation agreements, as described below.

Short-Term Incentive Plan

NS Group intends to amend the short-term incentive plan, effective as of the completion of the merger, to provide as follows: (i) the 2006 fiscal year will close immediately prior to the merger and, as of such time, will be treated as a full fiscal year as if each participant were employed by NS Group through December 31, 2006; (ii) each participant in the plan who is employed by NS Group immediately prior to the merger will be entitled to receive a bonus under the plan determined as if NS Group had achieved maximum performance of the overall corporate goal for return on capital employed during the year; (iii) the compensation committee of the board of directors will revise the individual performance goals for each participant to the extent deemed appropriate in light of the transactions contemplated by the merger, and (iv) all resulting bonuses will be paid by NS Group to the participants in full, without pro-ration.

The following table shows the amount of potential cash payments estimated by NS Group to be payable to NS Group’s executive officers who are participants in the short-term incentive plan, assuming a maximum payout with respect to corporate and individual goals.

Executive Officers	Amount of Potential 2006 Bonus
Thomas J. Depenbrock	$ 297,875
Thomas L. Golatzki	176,877
Frank J. LaRosa II	178,877
Robert L. Okrzesik	255,200
René J. Robichaud	758,215
Thomas J. Weber	255,200
All executive officers as a group (6 persons)	$ 1,922,244

Salary Continuation Agreements

At various times, NS Group has entered into salary continuation agreements with each of the following current and former executive officers: Messrs. Robichaud, Depenbrock, Golatzki, LaRosa, Okrzesik, Weber and C. Borland. The agreements provide that upon retirement on or after age 62, each individual covered will be entitled to receive a monthly cash payment equal to 50% of his then-current monthly base salary for life, with payments for a minimum of up to 10 years either to the executive or his spouse. The individuals and their spouses are also entitled to certain health insurance coverage following retirement after age 62 until they become eligible for Medicare.

Mr. C. Borland is currently receiving benefits under his agreement. Mr. Golatzki has already attained age 62 and will therefore be entitled to commence receiving benefits under his agreement upon termination of employment. Messrs. Robichaud, Depenbrock, LaRosa, Okrzesik and Weber have not attained age 62 and are therefore not vested in their benefits under the agreements. However, the agreements provide that these executives will fully vest in the monthly cash payment upon a “change of control” of NS Group (as defined in each salary continuation agreement). The merger will constitute a “change of control” for this purpose. These executives, however, must wait until age 62 to commence receiving the monthly payments. They will forfeit the right to receive the health insurance coverage under the salary continuation agreements if they terminate employment prior to age 62, although they will be entitled to receive continued health insurance coverage under their change of control severance agreements described above if they are terminated without “cause” or they terminate for “good reason” within three years following the merger.

In 2001, we entered into an agreement with Huntington National Bank to create a trust for the funding of the benefit obligations under the salary continuation agreements. Upon consummation of the merger, NS Group will be required to fund the trust with the present value of the benefits due to the individuals with whom NS Group has entered into salary continuation agreements, which is approximately $13.83 million.

On or prior to the effective time of the merger, NS Group will amend the salary continuation agreements to allow each of Messrs. Robichaud, Depenbrock, Golatzki, LaRosa, Okrzesik, Weber and C. Borland to elect at any time thereafter to receive the lump sum present value of his monthly cash payment under the salary continuation agreement, as long as such election is in accordance with Section 409A of the Internal Revenue Code and any regulations or other guidance issued thereunder. Such lump sum benefit shall be calculated as of the date of payment using the discount rate and other assumptions contained in the trust agreement with Huntington National Bank.

The following table shows the estimated lump sum present value, determined as of December 31, 2006, of the potential cash benefit of the directors and executive officers who are parties to salary continuation agreements.

Directors and Executive Officers	Estimated Lump Sum Present Value of Potential Cash Payments Under Salary Continuation Agreements
Clifford R. Borland	$ 1,983,567
Thomas J. Depenbrock	814,001
Thomas L. Golatzki	1,129,053
Frank J. LaRosa II	607,124
Robert L. Okrzesik	828,335
René J. Robichaud	1,515,095
Thomas J. Weber	1,002,833
All directors and executive officers as a group (7 persons)	$ 7,880,008

In connection with the merger, NS Group will amend the salary continuation agreements to shorten the noncompete periods for Messrs. Okrzesik, Weber, Golatzki and LaRosa from five years to one year in the event that any such individual’s employment is terminated by NS Group without “cause” or by any such individual for “good reason” during the three year period following the effective time of the merger. Additionally, the salary continuation agreement for Mr. Depenbrock will be amended to shorten the noncompete period from five years to one year, and the salary continuation agreement for Mr. Robichaud will be amended to shorten the noncompete period from five years to two years. Also, the salary continuation agreements for Messrs. Robichaud, Depenbrock, Golatzki, LaRosa, Okrzesik and Weber will be amended to have the following effect: (i) for so long as amounts have not already been paid by NS Group under the salary continuation agreement, NS Group’s sole remedy for breach of the noncompete provisions of the salary continuation agreement or the change of control severance agreement is for the executive to lose all rights to receive such payments and (ii) if such amounts have already been paid by NS Group under the salary continuation agreement, then, until such amounts are repaid by the executive to NS Group in full, NS Group’s rights and remedies against such executive for breach of such restrictive covenants shall not be limited, but after such amounts have been repaid by the participant to NS Group in full, NS Group shall have no further rights or remedies with respect to such breach.

NS Group Stock Options Prior to the Merger

Upon completion of the merger, options to acquire shares of NS Group common stock that are outstanding under NS Group’s various stock option and stock incentive plans immediately prior to the effective time of the merger, whether or not vested, will be cancelled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each such option holder will receive a payment equal to the per share merger consideration times the number of shares subject to each option, less the aggregate exercise price of the option. All payments made in respect of options will be subject to applicable withholding taxes.

The table below sets forth, as of December 31, 2006, for each of NS Group’s directors and executive officers, (a) the number of shares subject to vested options for NS Group common stock held by such person, (b) the value of such vested options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $66.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, (c) the number of additional options held by such person that will vest upon the effectiveness of the merger, (d) the value of such additional options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $66.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger held by such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $66.00 over the per share exercise price of the option by (ii) the number of shares subject to the option.

Directors and Executive Officers	Vested Options		Options that will Vest as a Result of the Merger		Totals
	(a)	(b)	(c)	(d)	(e)	(f)
Name	Shares	Value	Shares	Value	Shares	Value
Clifford R. Borland	7,103	$ 391,033	3,037	$ 114,945	10,140	$ 505,978
David A.B. Brown	7,103	391,033	3,037	114,945	10,140	505,978
Thomas J. Depenbrock	7,427	416,143	16,186	235,863	23,613	652,006
Patrick J.B. Donnelly	4,438	237,629	3,037	114,945	7,475	352,574
Thomas L. Golatzki	1,980	108,508	9,560	133,457	11,540	241,965
George A Helland, Jr.	7,103	391,033	3,037	114,945	10,140	505,978
Frank J. LaRosa II	1,984	108,658	9,566	133,683	11,550	242,341
Robert L. Okrzesik	3,857	213,142	13,380	191,074	17,237	404,216
René J. Robichaud	10,611	569,280	4,554	171,276	15,165	740,556
John F. Schwarz	4,437	237,572	3,037	114,945	7,474	352,517
Thomas J. Weber	3,857	213,142	13,380	191,074	17,237	404,216
All directors and executive officers as a group (11 persons)	59,900	$ 3,277,173	81,811	$ 1,631,152	141,711	$ 4,908,325

NS Group Restricted Stock Prior to the Merger

Upon completion of the merger, all outstanding shares of restricted stock will become fully vested and will, as of the effective time of the merger, be canceled and converted into the right to receive the merger consideration. The table below sets forth, as of December 31, 2006, for each of NS Group’s directors and executive officers (a) the number of shares of restricted stock held by such person that will fully vest and become unrestricted as a result of the merger and (b) the total cash payment of the merger consideration to the director or executive officer with respect to those shares of restricted stock in connection with the merger.

Directors and Executive Officers	Restricted Stock that will vest as a result of the Merger
	(a)	(b)
Name	Shares	Value
Clifford R. Borland	1,590	$ 104,940
David A.B. Brown	1,590	104,940
Thomas J. Depenbrock	14,838	979,308
Patrick J.B. Donnelly	1,590	104,940
Thomas L. Golatzki	8,902	587,532
George A Helland, Jr.	1,590	104,940
Frank J. LaRosa II	8,912	588,192
Robert L. Okrzesik	12,130	800,580
René J. Robichaud	105,950	6,992,700
John F. Schwarz	1,590	104,940
Thomas J. Weber	12,130	800,580
All directors and executive officers as a group (11 persons)	170,812	$ 11,273,592

NS Group Restricted Stock Units Prior to the Merger

Upon completion of the merger, all outstanding restricted stock units will become fully vested and will, as of the effective time of the merger, be cancelled. Pursuant to the merger agreement, each such restricted stock unit holder will receive a payment equal to the merger consideration times the number of restricted stock units that have not been settled or paid prior to the effective time of the merger. The table below sets forth, as of December 31, 2006, for each of NS Group’s executive officers (a) the number of restricted stock units held by such person that will fully vest as a result of the merger and (b) the total cash payment to the director or executive officer with respect to those restricted stock units in connection with the merger.

Executive Officers	Restricted Stock Units that will vest as a result of the Merger
	(a)	(b)
Name	Shares	Value
Thomas J. Depenbrock	1,434	$ 94,644
Thomas L. Golatzki	934	61,644
Frank J. LaRosa II	934	61,644
Robert L. Okrzesik	1,366	90,156
René J. Robichaud	4,468	294,888
Thomas J. Weber	1,366	90,156
All executive officers as a group (6 persons)	10,502	$ 693,132

Performance Units Agreements

In 2005 and 2006, we entered into performance units agreements with each of Messrs. Robichaud, Depenbrock, Golatzki, LaRosa, Okrzesik and Weber, which provide, among other things, for a payment of $1.00 per unit depending on the extent to which NS Group achieves its return on capital employed performance goal over a three-year period. Upon the occurrence of a “change in control” of NS Group (as defined in each performance units agreement), the compensation committee of the board of directors is required to determine the applicable percentage of the target performance (as defined in each performance units agreement) earned by each executive officer using a reasonable estimate of NS Group performance in accordance with the terms of each performance units agreement. The resulting award will be pro rated for actual service during the performance period.

The following table shows the amount of potential cash payments estimated by NS Group to be payable to NS Group’s executive officers who are parties to performance units agreements, assuming a December 31, 2006 effective date for the merger and a maximum payout under the performance units.

Executive Officers	Amount of Potential Performance Units
Thomas J. Depenbrock	$ 142,200
Thomas L. Golatzki	68,200
Frank J. LaRosa II	68,600
Robert L. Okrzesik	105,500
René J. Robichaud	431,200
Thomas J. Weber	105,500
All executive officers as a group (6 persons)	$ 921,200

The following table sets forth the aggregate dollar amount of payments and benefits to be received by our directors and executive officers, individually and in the aggregate, in connection with the merger.

Directors and Executive Officers	Amount of Estimated Severance Benefits	Amount of Potential 2006 Bonus	Estimated Lump Sum Present Value of Potential Cash Payments Under Salary Continuation Agreements	Vested and Unvested Options	Restricted Stock that will Vest as Result of the Merger	Restricted Stock Units that will Vest as Result of the Merger	Amount of Potential Performance Units	Amount of Estimated Gross-Up Payments for Excise Taxes	Total
Clifford R. Borland	$ —	$ —	$ 1,983,567	$ 505,978	$ 104,940	$ —	$ —	$ —	$ 2,594,485
David A.B. Brown	—	—	—	505,978	104,940	—	—	—	610,918
Thomas J. Depenbrock	1,038,937	297,875	814,001	652,006	979,308	94,644	142,200	1,003,180	5,022,151
Patrick J.B. Donnelly	—	—	—	352,574	104,940	—	—	—	457,514
Thomas L. Golatzki	714,299	176,877	1,129,053	241,965	587,532	61,644	68,200	407,932	3,387,502
George A Helland, Jr.	—	—	—	505,978	104,940	—	—	—	610,918
Frank J. LaRosa II	743,628	178,877	607,124	242,341	588,192	61,644	68,600	660,503	3,150,909
Robert L. Okrzesik	934,379	255,200	828,335	404,216	800,580	90,156	105,500	816,285	4,234,651
René J. Robichaud	3,565,052	758,215	1,515,095	740,556	6,992,700	294,888	431,200	4,651,148	18,948,854
John F. Schwarz	—	—	—	352,517	104,940	—	—	—	457,457
Thomas J. Weber	935,277	255,200	1,002,833	404,216	800,580	90,156	105,500	913,654	4,507,416
All directors and executive officers as a group (11 persons)	$ 7,931,572	$ 1,922,244	$ 7,880,008	$ 4,908,325	$ 11,273,592	$ 693,132	$ 921,200	$ 8,452,702	$ 43,982,775

Indemnification and Insurance

The merger agreement provides that IPSCO will, or will cause the surviving corporation to, (i) honor all rights to indemnification existing in favor of our current and former officers and directors, and any other employees covered by NS Group’s officers’ and directors’ liability insurance immediately prior to the date of the merger agreement, for acts and omissions occurring at or prior to the completion of the merger, for six years after the effective date of the merger, (ii) subject to certain conditions, maintain NS Group’s current officers’ and directors’ liability insurance on terms no less favorable than those in effect as of the date of the merger agreement with respect to such current and former officers and directors, and any other employees covered by NS Group’s officers’ and directors’ liability insurance immediately prior to the date of the merger agreement, for six years after the completion of the merger, and (iii) provide for the successors and assigns of IPSCO or the surviving corporation to assume these obligations.

See “Terms of the Merger Agreement — Other Covenants—Indemnification and Insurance” beginning on page 32 of this proxy statement.

Regulatory Matters

U.S. Antitrust Authorities

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder required IPSCO and NS Group to file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. NS Group filed its required notification and report form on September 15, 2006, and IPSCO filed its required form on September 15, 2006.

Nevertheless, at any time before or after the completion of the merger, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that all applicable waiting periods will expire, that we will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on NS Group or, after the completion of the transaction, IPSCO.

Other than the filings described above, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained, or waiting periods to expire, in order to complete the merger. If the parties discover that other filings, approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is approved by NS Group’s shareholders, conditions may be placed on the merger that could cause us to abandon it.

Amendment to NS Group’s Rights Agreement

On November 17, 1998, NS Group entered into a shareholder rights agreement with Registrar and Transfer Company as rights agent. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 20% or more of NS Group’s outstanding common stock without the approval of our board of directors.

On September 10, 2006, immediately prior to the execution of the merger agreement, NS Group and Registrar and Transfer Company entered into an amendment to the rights agreement which provides that neither the announcement, approval, adoption, execution, delivery or performance of the merger agreement nor the completion of the merger or other transaction contemplated by the merger agreement will trigger the provisions of the rights agreement.

In particular, the amendment to the rights agreement provides that none of IPSCO, PI Acquisition or any of their respective affiliates or associates will become an “Acquiring Person,” and no “Stock Acquisition Date,” “Distribution Date,” “Section 11(b) Event,” or triggering of Section 13 of the rights agreement will occur, in each case, as a result of:

•	the merger;
•	the announcement, approval, adoption, execution, delivery, or performance of the merger agreement; or
•	the consummation of the transactions specifically contemplated by the merger agreement.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to certain holders of NS Group common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings and pronouncements issued by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of NS Group common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of NS Group common stock who are subject to special treatment under U.S. federal income tax laws, including without limitations, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, U.S. expatriates, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, regulated investment companies, mutual funds, controlled foreign corporations, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of NS Group common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of NS Group common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

As used herein, the term U.S. holder means a beneficial owner of NS Group common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, the term non-U.S. holder means a beneficial owner of NS Group common stock that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the NS Group common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the merger.

U.S. Holders

Exchange of Common Stock for Cash. Generally, the merger will be taxable to U.S. holders for U.S. federal income tax purposes. A U.S. holder of NS Group common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the NS Group common stock surrendered. Any such gain or loss generally will be capital gain or loss if the NS Group common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. holder has held the NS Group common stock for more than one year prior to the effective time of the merger. If the U.S. holder has held the NS Group common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. If a U.S. holder acquired different blocks of NS Group common stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each block of NS Group common stock.

Dissenting Shareholders. Holders who perfect dissenters’ rights with respect to the merger, as discussed under “—Dissenters’ Rights” beginning on page 25 of this proxy statement, and who receive cash in respect of their shares of our common stock, generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the NS Group common stock surrendered. Each such holder should consult the holder’s individual tax advisor as to the tax consequences of the receipt of cash as a result of exercising dissenters’ rights.

Information Reporting and Backup Withholding. Generally, U.S. holders will be subject to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, under the U.S. federal backup withholding tax rules, unless a U.S. holder is a corporation or other exempt recipient, the exchange agent will be required to withhold, and will withhold, 28% of all cash payments to which a U.S. holder of NS Group common stock is entitled in connection with the merger unless such U.S. holder provides a tax identification number, certifies that such holder is a U.S. person and that tax identification number is correct and that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

Non-U.S. Holders

Exchange of Common Stock for Cash. A non-U.S. holder of NS Group Common stock generally will not be subject to U.S. federal income tax on any gain realized on the disposition of the NS Group common stock pursuant to the merger unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such disposition, and certain other conditions are met; or
•

we are or have been a United States real property holding corporation for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the NS Group common stock at any time during the shorter of the non-U.S. holder’s holding period in such common stock and the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger as if it were a U.S. holder. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person (as defined under the Code) and, in addition, may be subject to the “branch profits tax” on its earnings that are effectively connected with its United States trade or business, including earnings from the NS Group common stock. The “branch profits tax” is 30% but may be reduced or eliminated by an applicable income tax treaty.

We have not determined whether we are or have been a United States real property holding corporation for U.S. federal income tax purposes, and there are no assurances that we are not a United States real property holding corporation. Any non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of the merger or such holder’s holding period) more than 5% of NS Group common stock should consult with its tax advisors.

Backup Withholding and Information Reporting. The payment of the merger proceeds to a non-U.S. holder is generally not subject to information reporting if the beneficial owner certifies among other things to such holder’s non-U.S. status under penalties of perjury (i.e., by providing a properly executed IRS Form W-8BEN), or otherwise establishes an exemption. Backup withholding (currently at a rate of 28%) is required only on payments that are subject to the information reporting requirements, discussed above, and only if other requirements are satisfied. Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

Dissenters’ Rights

Kentucky law provides certain rights to shareholders who dissent from certain corporate actions, including the proposed merger. The following is a summary of the material provisions of Kentucky law relating to the dissenters’ rights of shareholders. This description is not a complete description of the provisions of Kentucky law relating to the dissenters’ rights of shareholders and is qualified in its entirety by reference to the provisions of Sections 271B.13-010 through 271B.13-310 of the Kentucky Business Corporation Act (the “KBCA”), which are attached in full as Appendix C to this proxy statement. You are urged to read Appendix C in its entirety. Under the provisions of the KBCA, if the merger agreement is approved at the special meeting and the proposed merger is consummated, any shareholder of NS Group who objects to proposed merger and who fully complies with Sections 271B.13-010 through 271B.13-310 of the KBCA will be entitled to demand and receive payment in cash of an amount equal to the fair value of the shareholder’s shares of NS Group common stock.

A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one beneficial owner and notifies NS Group in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. A beneficial owner may assert dissenters’ rights only if the beneficial owner submits to NS Group the record shareholder’s written consent to the dissent not later than the time the beneficial owner asserts dissenters’ rights, and does so with respect to all shares of NS Group common stock of which he or she is the beneficial owner or over which he or she has power to direct the vote.

For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights, the fair value of a dissenting shareholder’s common stock will equal the value of the shares immediately before consummation of the proposed merger, excluding any appreciation or depreciation in anticipation of the merger, unless such exclusion would be inequitable.

Any shareholder desiring to receive payment of the fair value of such shareholder’s shares of NS Group common stock must deliver to NS Group, prior to the shareholder vote at the special meeting of shareholders, a written notice of intent to demand payment for his or her shares if the merger is approved and consummated, must not vote his or her shares in favor of the merger agreement, and must comply with the payment demand and other procedural requirements of the KBCA described below.

All written communications from shareholders with respect to the assertion of dissenters’ rights should be mailed to NS Group at: P.O. Box 721670, Newport, Kentucky 41072-1670, Attention: Secretary. Voting against, abstaining from voting or failing to vote on the proposal to approve the merger agreement is not enough to satisfy the requirements to assert dissenters’ rights under the KBCA. You must also comply with all of the conditions relating to the separate written notice of intent to demand payment described above and the separate written demand for payment of the fair value of shares of NS Group common stock and the other procedural provisions described below.

Within 10 days after the approval of the merger agreement at the special meeting, if approved, NS Group will send a dissenters’ notice to all shareholders who have timely provided a notice of intent to demand payment in accordance with the procedures described above. The dissenters’ notice will state the dates and place for receipt of the payment demand and the deposit of NS Group stock certificates, inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, supply a form for demanding payment that includes the date of the first announcement to the news media or shareholders of the terms of the proposed merger and requires that the person asserting dissenters’ rights certify whether or not he or she acquired beneficial ownership of his or her shares before that date, set a date by which NS Group must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the dissenters’ notice is delivered, and be accompanied by a copy of the dissenters’ rights provisions of the KBCA.

In order to receive the payment contemplated by the dissenters’ rights provisions of the KBCA, shareholders who receive a dissenters’ notice must demand payment, certify whether the holder acquired beneficial ownership of shares before the date of the first announcement to the news media or to shareholders of the terms of the proposed merger, and deposit their stock certificates with NS Group according to the terms of the dissenters’ notice.

If the consummation of the proposed merger does not occur within 60 days after the date set for demanding payment and depositing share certificates, NS Group will be required to return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If the merger then later occurs, NS Group will be required to send a new dissenters’ notice, and the payment demand procedures outlined above must be repeated.

As soon as the merger occurs and NS Group receives a payment demand from a dissenting shareholder who has complied with the statutory requirements, NS Group will pay the dissenter the amount NS Group estimates to be the fair value of his or her shares, plus accrued interest. The NS Group payment will be accompanied by the balance sheet of NS Group as of the end of a fiscal year ended not more than 16 months before the date of payment; an income statement for that year; a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any; a statement of NS Group’s estimate of the fair value of the shares; an explanation of how the interest was calculated; and a statement of the dissenter’s right to demand payment of a different amount under Section 271B.13-280 of the KBCA.

After consummation of the merger, NS Group may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date of the first announcement to the news media or NS Group shareholders of the terms of the proposed merger. If NS Group makes such an election, we will estimate the fair value of the shares, plus accrued interest, and send an offer to each such dissenter that includes the estimate of the fair value, an explanation of how the interest was calculated and a statement of the dissenter’s right to demand payment of a different amount under Section 271B.13-280 of the KBCA. NS Group will pay the offer amount to each such dissenting shareholder who agrees to accept it in full satisfaction of his or her demand.

A dissenter may notify NS Group of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due and demand payment of the dissenter’s estimate, if:

(i)	the dissenter believes the amount NS Group paid or offered is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;
(ii)	NS Group fails to make payment within 60 days after the date set for demanding payment; or
(iii)

NS Group, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenter waives the right to demand payment unless he or she notifies NS Group of his or her demand in writing within 30 days after payment is made or offered for the dissenter’s shares. If the demand for payment of the different amount remains unsettled, then NS Group, within 60 days after receiving the payment demand of a different amount from the dissenting shareholder, must file an action in Campbell County, Kentucky circuit court, requesting that the fair value of the dissenting shareholder’s shares be determined. NS Group must make all dissenting shareholders whose demands remain unsettled parties to the proceeding, and all parties will be served with a copy of the petition. Each dissenter made a party to the proceeding will be entitled to judgment for any amount by which the court finds the fair value of that dissenter’s shares, plus interest, exceeds the amount NS Group paid, or for the fair value, plus accrued interest, of that dissenter’s shares acquired after the date of the first public announcement of the terms of the proposed merger for which NS Group elected to withhold payment. If NS Group does not begin the proceeding within the 60-day period, it will be required to pay the amount demanded by each dissenting shareholder whose demand remains unsettled.

Shareholders should note that dissenting shareholders will recognize gain or loss for federal income tax purposes on cash paid to them in satisfaction of the fair value of their shares, and should consult their tax advisors accordingly. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 23.

Failure by any shareholder to follow the complex steps required by the KBCA for properly asserting dissenters’ rights may result in the loss of those rights. If you are considering dissenting from the approval of the merger agreement and asserting your dissenters’ rights under the KBCA, you should consult your legal advisor.

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this proxy statement. We urge to you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties NS Group and IPSCO made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General; The Merger

At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the KBCA, PI Acquisition will merge with and into NS Group and the separate corporate existence of PI Acquisition will end. NS Group will be the surviving corporation in the merger and will continue to be a Kentucky corporation after the merger, wholly owned by IPSCO. The articles of incorporation and bylaws of NS Group, as the surviving corporation, will continue to be in effect until amended in accordance with applicable law.

The directors of PI Acquisition (currently David Sutherland) will, from and after the effective time of the merger, be the initial directors of NS Group, as the surviving corporation. The officers of NS Group at the effective time of the merger will, from and after the effective time of the merger, be the initial officers of NS Group, as the surviving corporation, until successors are duly elected or appointed and qualified in accordance with applicable law. The current executive officers of NS Group are René J. Robichaud, President and Chief Executive Officer, Thomas J. Depenbrock, Vice President—Finance, Secretary, Treasurer and Chief Financial Officer, Thomas L. Golatzki, Vice President—Engineering, Energy and Materials, Frank J. LaRosa II, Vice President—Human Resources and Information Systems, Robert L. Okrzesik—Vice President—Sales and Marketing, and Thomas J. Weber, Vice President—Manufacturing.

When the Merger Becomes Effective

NS Group and PI Acquisition will file articles of merger with the Kentucky Secretary of State no later than the second business day after the satisfaction or waiver of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing), unless NS Group and IPSCO agree to another date. The merger will become effective at the time the articles of merger are duly filed with the Kentucky Secretary of State or at such other later date and time as NS Group and IPSCO agree and specify in the articles of merger.

If shareholders approve the merger agreement, the parties intend to complete the merger as soon as practicable thereafter. The parties to the merger agreement expect to complete the merger in NS Group’s fourth fiscal quarter of 2006. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options and Awards

The merger agreement provides that, at the effective time of the merger:

•

each share of NS Group common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by NS Group, IPSCO, PI Acquisition or any of their direct or indirect subsidiaries and shares held by shareholders who validly perfect their dissenters’ rights under Kentucky law) will be converted into the right to receive $66.00 in cash, without interest (resulting in total expected payments of approximately $1.51 billion);

•

each share of NS Group common stock owned by NS Group, IPSCO or PI Acquisition or any of their direct of indirect wholly-owned subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be paid in exchange for it; and

•	each share of PI Acquisition common stock will be converted into and become one share of common stock of NS Group, as the surviving corporation.

Each option to acquire NS Group common stock, which is outstanding immediately prior to the effective time of the merger, whether or not exercisable or vested, will be cancelled in exchange for a single lump sum cash payment equal to the product of:

•	the total number of shares of NS Group common stock subject to the option, assuming full vesting; and
•	the excess, if any, of the per share merger consideration over the exercise price per share under the option.

Each restricted share of NS Group common stock outstanding shall vest and be canceled and converted into the right to receive the merger consideration.

Each outstanding restricted stock unit representing the right to receive the value of shares of NS Group common stock granted pursuant to any equity or compensation plan or arrangement of NS Group shall vest and be canceled in exchange for a single lump sum cash payment equal to the product of:

•	the total number of shares of NS Group common stock subject to the award immediately prior to the effective time of the merger; and
•	the per share merger consideration.

The total amount expected be paid in respect of options, restricted shares and restricted stock unit awards is approximately $[•] million.

Payment for NS Group Common Stock in the Merger

At the effective time of the merger, IPSCO will deposit with [•], the exchange agent, in trust for the benefit of the holders of NS Group common stock, sufficient cash to pay those shareholders the amounts they are entitled to receive under the merger agreement. After the effective time of the merger, there will be no further transfers in the records of NS Group or its transfer agent of certificates representing NS Group common stock and, if any certificates are presented to NS Group for transfer, they will be cancelled against payment of the merger consideration. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the merger consideration, you will cease to have any rights as a shareholder of NS Group.

Promptly after the effective time of the merger, the exchange agent will mail to each record holder of NS Group common stock a letter of transmittal and instructions for use in effecting the surrender of their NS Group common stock certificates in exchange for the merger consideration. You should not send in your NS Group common stock certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by NS Group (as the surviving corporation), post a bond in a reasonable amount as NS Group directs as indemnity against any claim that may be made against NS Group with respect to such certificate.

The exchange agent will promptly pay you your merger consideration after you have surrendered your certificates to the exchange agent and provided to the exchange agent any other items specified by the letter of transmittal and instructions. The surrendered certificates will be cancelled upon delivery of the merger consideration. NS Group (the surviving corporation), IPSCO or the exchange agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If payment is to be made to a person other than the person in whose name the NS Group common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due under the merger agreement, or that such person establish to the satisfaction of the exchange agent that such tax has been paid or is not applicable.

Any portion of the merger consideration made available to the exchange agent that remains unclaimed by our shareholders twelve months after the effective time of the merger will be delivered to IPSCO and any shareholders who have not properly surrendered their stock certificates will thereafter look only to IPSCO for payment of the merger consideration in the amount due to them under the merger agreement. IPSCO will not be liable to any former shareholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by shareholders three years after the effective time (or, if earlier, immediately prior to the time when the unclaimed amounts would otherwise escheat to or become property of a governmental authority) will become the property of IPSCO to the extent permitted by law.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by both IPSCO and NS Group as to, among other things:

•	corporate existence, good standing and qualification to conduct business;
•	due authorization, execution, delivery and validity of the merger agreement;
•	governmental authorization necessary to complete the merger;

•	absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the consummation of the merger;
•	disclosure documents relating to the merger agreement; and
•	finders’ fees and fees payable to financial advisors in connection with the merger.

NS Group also makes representations and warranties relating to:

•	capital structure;
•	its subsidiaries;
•	compliance with applicable laws;
•	SEC filings, the absence of material misstatements or omissions from such filings and the Sarbanes-Oxley Act;
•	financial statements;
•	absence of changes having a material adverse effect since December 31, 2005;
•	absence of undisclosed material liabilities;
•	regulatory compliance, agreements with regulatory agencies and regulatory approvals;
•	absence of legal proceedings having a material adverse effect;
•	material contracts;
•	taxes;
•	employees and employee benefit plans;
•	intellectual property, properties and environmental matters;
•	inapplicability of state anti-takeover statutes and rights plans; and
•	the receipt of a fairness opinion from its financial advisor.

IPSCO also makes representations and warranties relating to financing of the merger consideration and lack of ownership of NS Group common stock.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means, with respect to IPSCO or NS Group as the case may be, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such party and its subsidiaries, taken as a whole, other than any effect resulting from:

•	the economy, political conditions or the financial markets in general (including any changes resulting from terrorist activities, war or other armed hostilities);
•	general changes in the industries in which such party and its subsidiaries operate;
•	changes in law or accounting principles;
•

NS Group’s failure, in and of itself, to meet internal or published revenue or earnings projections, whether such projections are prepared by NS Group or a third party, although the underlying change, event, occurrence or state of facts giving rise to such failure may constitute or otherwise contribute to a material adverse effect; and

•	any loss of customers, suppliers or employees as a result of the announcement of the merger agreement or transactions contemplated by the merger agreement;

provided that with respect to the first three bullet points, such effect or change (x) does not specifically relate to (or have the effect of specifically relating to) such person and its subsidiaries and (y) is not disproportionately adverse to such person and its subsidiaries than to other companies operating in the industries in which such person and its subsidiaries operate.

Conduct of Business Pending the Merger

Interim Operations of NS Group

NS Group has undertaken a separate covenant that places restrictions on it and its subsidiaries until either the effective time of the merger or the termination of the merger agreement. In general, NS Group shall, and shall cause each of its subsidiaries, to conduct its business in the ordinary course consistent with past practice and to use its commercially reasonable efforts to preserve intact its present business organizations, maintain in effect all of its licenses, permits, approvals and authorizations, keep available the services of its officers, directors and employees and maintain satisfactory relationships with its customers, lenders and suppliers. NS Group has also agreed to certain restrictions on NS Group’s and its subsidiaries’ activities that are subject to exceptions described in the merger agreement.

NS Group is restricted from:

•	amending its organizational documents;
•	splitting, reclassifying or combining its share capital; declaring any dividend or repurchasing any shares of NS Group capital stock;
•	issuing, selling or pledging any shares of its capital stock or amending its terms;
•	making unbudgeted capital expenditures in excess of $2.5 million per year;
•

acquiring (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any material amount of assets from any person, merging or consolidating with any person or adopting a plan of complete or partial liquidation or restructuring;

•

selling, leasing, licensing, or otherwise disposing of a material subsidiary or material assets, except pursuant to existing commitments and in the ordinary course of business consistent with past practice in an amount not to exceed $2,500,000 in the aggregate;

•	creating or incurring any lien on any material asset other than immaterial liens incurred in the ordinary course of business consistent with past practice;
•

making any loans, advances or investments other than investments in its wholly-owned subsidiaries made in the ordinary course of business consistent with past practice and investments of excess cash made in the ordinary course of business consistent with past practices;

•

creating, incurring, or assuming liability with respect to any indebtedness for borrowed money or guarantees other than in the ordinary course of business consistent with past practice in an amount not to exceed $5.0 million in the aggregate;

•

entering into any material contract other than in the ordinary course consistent with past practices or terminating or amending in any material respect any such existing contract, or waiving any existing material rights thereunder;

•

increasing the compensation, bonus or other benefits payable to any directors, executives or other non-executive employees, other than in the ordinary course of business consistent with past practices not to exceed (except in connection with ordinary course promotions) the levels provided for in NS Group’s existing 2006 merit budget (or if the closing occurs during 2007, not to exceed the levels provided for in NS Group’s 2007 merit budget);

•	entering into any employment, deferred compensation or other similar agreement;
•	granting or increasing any severance or termination pay to any directors, officers or employees other than as required pursuant to existing employee plans;
•	increasing benefits payable under currently existing severance or termination policies or employment agreements;
•	amending the terms of any outstanding employee or director stock options;
•	establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, severance, compensation, stock option or other benefits plan or arrangement;
•

making any material changes in any method of accounting, accounting principles or practice, except for any such change required by reason of a concurrent change in generally accepted accounting principles or Regulation S-X, as approved by its independent public accountants;

•

settling or offering to settle any material litigation, investigation, arbitration, proceeding or other claim involving or against NS Group or any of its subsidiaries that is material to NS Group and its subsidiaries, taken as a whole or involving a payment by NS Group or its subsidiaries in excess of $1.0 million individually;

•	granting any license with respect to intellectual property or taking any action that may cause loss of rights to intellectual property;
•	taking any action that would make any representation or warranty by it inaccurate in any material respect or that would reasonably be expected to delay closing beyond March 31, 2007; or
•	making or changing any material tax election or settling or compromising any material tax liability.

IPSCO is restricted from taking any action that would make any representation or warranty by it inaccurate in any material respect.

Special Meeting of NS Group’s Shareholders; Board’s Recommendation

NS Group’s board of directors has agreed to recommend the approval of the merger agreement by NS Group’s shareholders and to call a meeting of our shareholders for this purpose. The board, however, can fail to make, withdraw, or modify in a manner adverse to IPSCO its recommendation or recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal if certain conditions are met as discussed below under “—No Solicitation of Competing Proposals” below.

No Solicitation of Competing Proposals

The merger agreement provides that NS Group and its subsidiaries will not, and NS Group will use its commercially reasonable efforts to cause its and their directors, officers, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives not to, directly or indirectly:

•	initiate, solicit or take any action to facilitate or encourage the submission of any “Acquisition Proposal” (as defined on page 32);
•

enter into or participate in any discussions or negotiations with, furnish any information relating to NS Group or any of it subsidiaries or afford access to the business, properties, assets, books or records of NS Group or any of its subsidiaries or otherwise cooperate with or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal;

•

fail to make, withdraw or modify in a manner adverse to IPSCO the recommendation of NS Group’s board of directors, or recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal (any of these, an “Adverse Recommendation Change”);

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of NS Group or any of its subsidiaries; or
•

enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument that constitutes or relates to an Acquisition Proposal.

NS Group and its subsidiaries and their representatives will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party with respect to any Acquisition Proposal and use its commercially reasonable efforts to cause any such third party in possession of confidential information about NS Group that was furnished by or on behalf of NS Group to return or destroy such information. NS Group may not, during the term of the merger agreement, take any action to make any state takeover statute or similar statute inapplicable to an Acquisition Proposal.

However, NS Group’s board of directors, directly or indirectly, through advisors, agents or other intermediaries, may, at any time prior to the adoption of the merger agreement by NS Group’s shareholders,

(i)

engage in negotiations or discussions with a third party that, subject to our compliance with the requirements of the preceding paragraphs, has made after the date of the merger agreement a “Superior Proposal” or an unsolicited bona fide Acquisition Proposal that the board of directors of NS Group reasonably believes (after considering the advice of a financial advisor of nationally recognized reputation) will lead to a Superior Proposal;

(ii)

thereafter furnish to such third party information relating to NS Group or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to NS Group than those contained in the confidentiality agreement between NS Group and IPSCO (a copy of which must be provided, promptly after its execution, for informational purposes only to IPSCO); provided that (A) the confidentiality agreement between NS Group and the third party will not be required to contain standstill provisions (in which case the confidentiality agreement between NS Group and IPSCO will be deemed amended to delete the standstill provisions contained therein) and (B) all such information (to the extent that it has not been previously provided or made available to IPSCO) is provided or made available to IPSCO prior to or substantially concurrently with the time it is provided or made available to the third party; and

(iii)	following receipt of a Superior Proposal after the date of the merger agreement, make an Adverse Recommendation Change,

but in each case referred to in the foregoing clauses (i) through (iii) only if the board of directors of NS Group determines in good faith by a majority vote, after considering advice from NS Group’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

NS Group’s board of directors cannot take any of the actions described in clauses (i) through (iii) above unless NS Group has provided IPSCO with prior written notice advising IPSCO that it intends to take such action. In the event of any Acquisition Proposal, inquiry that would reasonably be expected to lead to an Acquisition Proposal or any request for information relating to NS Group or its subsidiaries or for access to the business, properties, assets, books or records of NS Group or its subsidiaries by a third party that a person acting in good faith would reasonably believe is seeking to make an Acquisition Proposal, NS Group must promptly inform IPSCO of such Acquisition Proposal, inquiry or request orally and in writing and will identify the third party and the material terms of the Acquisition Proposal, if applicable, and will continue to keep IPSCO reasonably informed, on a current basis, of any material changes to any such Acquisition Proposal, indication or request.

“Acquisition Proposal” means, other than the transactions contemplated by the merger agreement, any offer or proposal relating to, or any third party indication of interest in,

(A)

any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of NS Group and its subsidiaries or over 20% of any class of equity or voting securities of NS Group or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of NS Group;

(B)

any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of NS Group or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of NS Group; or

(C)

a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving NS Group or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of NS Group.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of NS Group common stock on terms that the board of directors of NS Group determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (i) that if consummated, is more favorable to NS Group’s shareholders from a financial point of view than the merger of NS Group with IPSCO or, if applicable, any written proposal by IPSCO to amend the terms of the merger agreement taking into account all the terms and conditions of such proposal and the merger agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the board of directors of NS Group.

Other Covenants

Indemnification and Insurance

The merger agreement provides that, for a period of six years following the effective time of the merger, NS Group, as the surviving corporation, will indemnify and hold harmless NS Group’s present and former officers and directors and other employees who are covered by NS Group’s officers’ and directors’ liability insurance immediately prior to the date of the merger agreement for acts or omissions occurring at or before the effective time of the merger to the fullest extent permitted by applicable law or NS Group’s articles of incorporation and bylaws in effect on the date of the merger agreement, subject to any limitation of applicable law. For a period of six years after the effective time of the merger, NS Group, as the surviving corporation, shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time of the merger covering each present and former officer, director or employee who are covered by NS Group’s officers’ and directors’ liability insurance policy immediately prior to the date of the merger agreement on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date of the merger agreement, provided that NS Group, as the surviving corporation, shall not be obligated to pay an aggregate premium in excess of 300% of the amount per annum NS Group paid in its last full fiscal year.

Reasonable Best Efforts Covenant

IPSCO and NS Group have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the merger and the other transactions contemplated by the merger agreement. As part of this covenant, NS Group and IPSCO agree to make appropriate filings pursuant to any applicable competition laws, including a notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 within 10 business days of the date of the merger agreement. NS Group and IPSCO further agree to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of applicable waiting periods under any such competition law as soon as practicable.

Certain Other Covenants

The merger agreement contains additional mutual covenants, including covenants relating to cooperation regarding filings with governmental and other agencies and organizations and obtaining any governmental or third-party consents or approvals, public announcements, further assurances, cooperation of the parties in the delisting of NS Group from the New York Stock Exchange and mutual notification of particular events.

Conditions to the Completion of the Merger

Mutual Closing Conditions

The obligations of each of IPSCO and NS Group to consummate the merger are subject to the satisfaction or waiver at or before the effective time of the merger of the following conditions:

•	approval of the merger agreement by NS Group shareholders;
•	absence of legal prohibitions on completion of the merger; and
•	expiration of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other applicable competition laws relating to the merger.

Additional Closing Conditions for the Benefit of IPSCO and PI Acquisition

The obligation of IPSCO and PI Acquisition to complete the merger is subject to the satisfaction or waiver at or before the effective time of the following additional conditions:

•

NS Group shall have performed in all material respects its obligations required to be performed by it at or prior to the effective time of the merger and the representations and warranties of NS Group shall be true and correct when made and as of the closing date of the merger, except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on NS Group, provided that (x) the representations and warranties relating to corporate existence and power, corporate authorization, non-contravention of NS Group’s articles of incorporation or bylaws, capitalization of NS Group, the opinion of the financial advisor and finders’ fees that are qualified by materiality or material adverse effect shall be true and correct at and as of the date of the merger agreement and the effective time of the merger as if made at and as of such time and (y) the representations and warranties relating to corporate existence and power, corporate authorization, non-contravention of NS Group’s articles of incorporation or bylaws, capitalization of NS Group, the opinion of the financial advisor and finders’ fees that are not qualified by materiality or material adverse effect shall be true and correct in all material respects at and as of the date of the merger agreement and the effective time of the merger as if made at and as of such time;

•	absence of any action or proceeding by any governmental authority that
(1)

challenges or seeks to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the merger, seeks to obtain material damages or otherwise directly or indirectly relating to the merger;

(2)

seeks to restrain or prohibit IPSCO’s, PI Acquisition’s or any of IPSCO’s other affiliates’ (x) ability effectively to exercise full rights of ownership of NS Group common stock, including the right to vote any shares of NS Group common stock acquired or owned by IPSCO, PI Acquisition or any of IPSCO’s other affiliates following the effective time of the merger on all matters properly presented to NS Group’s shareholders or (y) ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of NS Group and its subsidiaries, taken as a whole, or of IPSCO and its subsidiaries, taken as a whole;

(3)

seeks to compel IPSCO or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of NS Group and its subsidiaries, taken as a whole, or of IPSCO and its subsidiaries, taken as a whole; or

(4)	otherwise would reasonably be expected to have a material adverse effect on NS Group or IPSCO;
•

absence of any action taken, or any applicable law proposed, enacted, enforced, promulgated, issued or deemed applicable to the merger, by any governmental authority, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 to the merger, that would reasonably be expected, directly or indirectly, to result in any of the consequences referred to in clauses (1) through (4) of the preceding paragraph; and

•	absence of any event, occurrence or development which, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on NS Group.

Additional Closing Conditions for the Benefit of NS Group

The obligation of NS Group to complete the merger is also subject to the receipt by NS Group of a certificate of the chief executive officer or chief financial officer of IPSCO to the effect that IPSCO has performed in all material respects its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger, and that the representations and warranties of IPSCO under the merger agreement are true and correct in all material respects at and as of the date of the merger agreement and the effective time of the merger.

Employee Matters

Following the effective time of the merger until December 31, 2007, IPSCO will cause to be provided to each individual who is employed by NS Group and its subsidiaries immediately prior to the effective time of the merger (other than those individuals covered by collective bargaining agreements) and who remain employed with the NS Group, as the surviving corporation, or any of IPSCO’s subsidiaries (i) base salary and bonus opportunity no less than what was provided to such employee under NS Group’s employee plans immediately prior to the effective time of the merger and (ii) other employee benefits substantially comparable in the aggregate to the benefits provided to such employee under NS Group’s employee plans immediately prior to the effective time of the merger.

With respect to any employee benefit plan in which any such employee first becomes eligible to participate, on or after the effective time of the merger (the “New Company Plans”), IPSCO shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employee under any health and welfare New Company Plans in which such employee may be eligible to participate after the effective time of the merger, (ii) provide credit towards any deductible or out-of-pocket expense maximum under any health and welfare New Company Plans for out-of-pocket amounts expended by such employee under the NS Group employee plans during the current calendar year and (iii) recognize service of such employee (or otherwise credited by NS Group or its subsidiaries) accrued prior to the effective time of the merger for purposes of eligibility to participate in and vesting credit under (but not for the purposes of benefit accrual) any New Company Plan in which such employee may be eligible to participate after the effective time of the merger; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

For a more detailed description of other employee-related matters, see “The Merger—Interests of NS Group’s Directors and Executive Officers in the Merger,” beginning on page 17 of this proxy statement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval of the matters presented in connection with the merger by the NS Group shareholders, in any of the following ways:

(a)	by mutual written consent of IPSCO and NS Group,
(b)	by either IPSCO or NS Group if:
•

the merger has not been consummated on or before March 31, 2007, provided that neither IPSCO nor NS Group can terminate the merger agreement for this reason if its breach of any obligation under the merger agreement has resulted in the failure of the merger to occur on or before that date;

•	there is a permanent legal prohibition to completing the merger; or
•	NS Group shareholders fail to give the necessary approval at a duly-held shareholders’ meeting.

(c)	by IPSCO if:
•	an Adverse Recommendation Change has occurred;
•

a breach of any representation or warranty or failure to perform any covenant on the part of NS Group set forth in the merger agreement has occurred that would cause the condition to closing not to be satisfied and is not capable of being satisfied by March 31, 2007; or

•

NS Group willfully and materially breaches (1) the provisions of the merger agreement relating to (A) calling a shareholder meeting and submitting the merger to its shareholders or (B) recommending approval of the merger by NS Group shareholders (subject to the exceptions discussed under “—Conduct of Business Pending the Merger—Special Meeting of NS Group’s Shareholders; Board’s Recommendation,” on page 31), or (2) the no solicitation provisions of the merger agreement (as discussed under “—Conduct of Business Pending the Merger—No Solicitation of Competing Proposals,” on page 31).

(d)	by NS Group if:
•

NS Group’s board of directors authorizes NS Group to enter into an agreement concerning a Superior Proposal; provided that to terminate on this basis, NS Group must (1) give IPSCO notice of its intention to terminate the agreement and provide IPSCO with three business days during which to make an offer at least as favorable to the shareholders of NS Group and (2) pay the applicable termination fees (as discussed under “—Termination Fees Payable by NS Group,” on page 35); or

•

a breach of any representation or warranty or failure to perform any covenant on the part of IPSCO or PI Acquisition set forth in the merger agreement has occurred that would cause the condition to closing not to be satisfied and is not capable of being satisfied by March 31, 2007.

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless the party is in willful breach of the merger agreement. However, the provisions of the merger agreement relating to confidentiality, termination fees and expenses, governing law, jurisdiction and waiver of jury trial, will continue in effect notwithstanding termination of the merger agreement.

Termination Fees Payable by NS Group

NS Group has agreed to pay IPSCO a fee of $37.5 million if any of the following payment events occurs:

•

termination of the merger agreement by IPSCO as described in the first and third bullet points of paragraph (c) and termination by NS Group as described in the first bullet point of paragraph (d) under “—Termination of the Merger Agreement” on page 34. Payment of the termination fee for any of these payment events must be made simultaneously with the occurrence of the event; or

•

termination of the merger agreement by either IPSCO or NS Group as described in the first and third bullet points of paragraph (b) under “—Termination of the Merger Agreement” on page 34, but only if (A) prior to the shareholder meeting or March 31, 2007, as applicable, an Acquisition Proposal shall have been made and not publicly withdrawn and (B) within 12 months following the date of such termination: (1) NS Group merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a third party; (2) a third party, directly or indirectly, acquires more than 50% of the total assets of NS Group and its subsidiaries, taken as a whole; (3) a third party, directly or indirectly, acquires more than 50% of the outstanding shares of NS Group common stock; or (4) NS Group adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of NS Group common stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of NS Group and its subsidiaries, taken as a whole (or in any of clauses (1) through (4) NS Group shall have entered into a definitive agreement providing for such action).

If NS Group fails promptly to pay any of the termination fees described above, NS Group has also agreed to pay any costs and expenses incurred by IPSCO in connection with any legal enforcement action for payment that results in a judgment against NS Group for payment of the termination fees described above.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before the effective time of the merger if, but only if, the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after approval of the merger agreement by NS Group shareholders and without their further approval, no amendment or waiver that requires shareholder approval under Kentucky law may be made.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

Except as described under “The Merger — Background of the Merger” beginning on page 8 of this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of NS Group’s securities, election of NS Group’s directors or sale or other transfer of a material amount of NS Group’s assets (i) between NS Group or any of its affiliates, on the one hand, and NS Group, IPSCO, PI Acquisition, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any affiliates of NS Group or (iii) between NS Group and its affiliates, on the one hand, and any person not affiliated with NS Group who would have a direct interest in such matters, on the other hand.

MARKETS AND MARKET PRICE

Our common stock trades on the New York Stock Exchange under the symbol “NSS.” As of [•], 2006, there were [•] shares of common stock outstanding, held by approximately [•] shareholders of record.

The following table sets forth the high and low reported closing sale prices for our common stock for the periods shown as reported on the New York Stock Exchange Composite Tape.

	High	Low
2004
First Quarter	$ 13.63	$ 8.57
Second Quarter	16.91	11.04
Third Quarter	19.50	14.59
Fourth Quarter	29.94	16.10
2005
First Quarter	36.25	25.03
Second Quarter	34.85	24.52
Third Quarter	43.78	32.24
Fourth Quarter	43.70	30.76
2006
First Quarter	47.73	38.40
Second Quarter	55.89	42.63
Third Quarter (through [•], 2006)

On September 8, 2006, the last trading day before NS Group publicly announced the execution of the merger agreement, the high and low sale prices for NS Group common stock as reported on the New York Stock Exchange were $46.60 and $46.08 per share, respectively, and the closing sale price on that date was $46.15. On [•], 2006, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for NS Group common stock as reported on the New York Stock Exchange were $[•] and $[•] per share, respectively, and the closing sale price on that date was $[•].

Shareholders should obtain a current market quotation for NS Group common stock before making any decision with respect to the merger.

NS Group currently intends to retain earnings to finance the growth and development of our business and does not anticipate paying cash dividends in the near future.

In addition, under the merger agreement, NS Group has agreed not to pay any cash dividends on its common stock before the completion of the merger. After the merger, NS Group will be a privately-held company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below contains information regarding the beneficial ownership of shares of NS Group common stock by each person or entity known by NS Group to beneficially own 5% or more of the total number of outstanding shares of NS Group common stock. This information has been obtained from filings with the SEC as of September 22, 2006. The table below also contains information regarding the beneficial ownership of shares of NS Group common stock as of September 22, 2006 by (i) the Chief Executive Officer, (ii) all other executive officers of NS Group serving as such as of September 22, 2006 and (iii) the directors and executive officers of NS Group as of September 22, 2006 as a group (11 persons). The individuals named have furnished this information to us.

	Beneficial Ownership(1)
			Restricted
Name and Address(2)	Shares(3)	Options(4)	Stock Units(5)	Total	Percent
Directors and Executive Officers
Clifford C. Borland	1,590	10,140	—	11,730	*
David A. B. Brown	1,590	10,140	—	11,730	*
Thomas J. Depenbrock	24,895	23,613	1,434	49,942	*
Patrick J. B. Donnelly (6)	16,065	7,475	—	23,540	*
Thomas J. Golatzki	10,328	11,540	934	22,802	*
George A. Helland, Jr.	4,590	10,140	—	14,730	*
Frank J. LaRosa II	9,785	11,550	934	22,269	*
Robert L. Okrzesik	13,135	17,237	1,366	31,738	*
René J. Robichaud	139,002	15,165	4,468	158,635	*
John F. Schwarz	12,587	7,474	—	20,061	*
Thomas J. Weber	13,053	17,237	1,366	31,656	*
All executive officers and directors as a group (11 persons)	246,620	141,711	10,502	398,833	1.75%
5% Owners (not included above)
Barclays Global Investors, N.A.	1,171,742				5.17%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the options and/or shares of stock owned.
(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o NS Group, Inc., 530 West Ninth Street, Newport, Kentucky 41071.
(3)

Includes shares in which the reporting person has sole discretion as to voting and investment. Also includes shares allocated to personal accounts of executive officers and held by the trustee of the NS Group, Inc. Employees Retirement Savings Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Also includes restricted stock that will vest as a result of the merger.

(4)	Options to purchase shares that are presently or will become exercisable within 60 days or which will become exercisable upon completion of the merger.
(5)	Restricted stock units will fully vest upon completion of the merger.
(6)	Includes 6,540 shares owned by Mr. Donnelly’s wife. Mr. Donnelly disclaims any beneficial interest in these shares.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of NS Group’s shareholders. If the merger is not completed, however, shareholders will continue to be entitled to attend and participate in meetings of shareholders. If the merger is not completed, NS Group will inform its shareholders, by press release or other means determined reasonable by NS Group, of the date by which shareholder proposals must be received by NS Group for inclusion in the proxy materials relating to NS Group’s 2007 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

NS Group files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about NS Group and will be made available for inspection and copying at NS Group’s executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.

Shareholders may read and copy any reports, statements or other information filed by NS Group at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. NS Group’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov. You can also inspect reports, proxy statements and other information about NS Group at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

A list of shareholders will be available for inspection by shareholders of record at NS Group’s executive offices at 530 West Ninth Street, Newport, Kentucky 41071 during regular business hours beginning five business days before the special meeting is to take place, and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournments thereof. The opinion of Raymond James that the per share merger consideration is fair, from a financial point of view, to the holders of NS Group common stock, a copy of which is attached to this proxy statement as Appendix B, will also available for inspection and copying at the same address, upon written request by, and at the expense of, the interested shareholder.

The SEC allows NS Group to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that NS Group may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that NS Group files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that NS Group later files with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

NS Group incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. NS Group also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	NS Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;
•	NS Group’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006; and
•	NS Group’s Current Reports on Form 8-K filed with the SEC on February 21, 2006, May 15, 2006, July 21, 2006, July 24, 2006, August 15, 2006, and September 11, 2006.

NS Group undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

NS GROUP, INC.

530 West Ninth Street

Newport, Kentucky 41071

Telephone number: (859) 292-6809

You may also obtain documents incorporated by reference by requesting them by telephone from Regan & Associates, Inc., our proxy solicitor, at (800) 737-3426. Documents should be requested by [•], 2006 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

IPSCO and PI Acquisition have supplied, and NS Group has not independently verified, the information in this proxy statement relating to IPSCO and PI Acquisition.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. NS Group has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [•] , 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, NS Group will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of

September 10, 2006

among

IPSCO INC.,

PI ACQUISITION COMPANY

and

NS GROUP, INC.

TABLE OF CONTENTS1

PAGE

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions	A-1
Section 1.02. Other Definitional and Interpretative Provisions	A-6

ARTICLE 2

THE MERGER

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Articles of Incorporation	A-11
Section 3.02. Bylaws	A-12
Section 3.03. Directors and Officers	A-12

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

___________

1   The Table of Contents is not a part of this Agreement.

A-i

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.01. Conduct of the Company	A-30
Section 6.02. Shareholder Meeting; Proxy Material	A-33
Section 6.03. No Solicitation; Other Offers	A-34
Section 6.04. Access to Information; Confidentiality	A-36

ARTICLE 7

COVENANTS OF PARENT

Section 7.01. Conduct of Parent	A-37
Section 7.02. Obligations of Merger Subsidiary	A-37
Section 7.03. Voting of Shares	A-37
Section 7.04. Director and Officer Liability	A-37
Section 7.05. Employee Matters	A-38

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

Section 8.01. Reasonable Best Efforts	A-39
Section 8.02. Certain Filings	A-39
Section 8.03. Public Announcements	A-40

A-ii

Section 8.04. Stock Exchange De-listing	A-40
Section 8.05. Further Assurances	A-40
Section 8.06. Notices of Certain Events	A-40

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party	A-41
Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary	A-42
Section 9.03. Conditions to the Obligations of the Company	A-43

ARTICLE 10

TERMINATION

Section 10.01. Termination	A-43
Section 10.02. Effect of Termination	A-45

ARTICLE 11

MISCELLANEOUS

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 10, 2006 among IPSCO Inc., a corporation organized and existing under the laws of Canada (“Parent”), PI Acquisition Company, a Kentucky corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Subsidiary”) and NS Group, Inc., a Kentucky corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company have approved and declared advisable this Agreement and the Merger (as defined below), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a

Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2005 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2005.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

“Company Restricted Share” means each restricted share of Company Common Stock outstanding as of the Effective Time granted pursuant to any equity or compensation plan or arrangement of the Company.

“Company Rights” means the preferred stock purchase rights issued pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the 1998 Rights Agreement dated November 17, 1998 between the Company and Registrar and Transfer Company.

“Competition Laws” means the antitrust or competition laws of any country or the European Union.

“Contract” means any contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease or license.

“Environmental Law” means any Applicable Law, or any written agreement with any Governmental Authority, relating to (i) the protection or pollution of the environment, (ii) the effect of the environment on human health and safety or (iii) pollutants, contaminants, wastes or any hazardous or toxic substance.

“Environmental Permits” means all permits, licenses, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (the “Trade Secrets”); (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights; and (vi) any similar intellectual property or proprietary rights.

“IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“Kentucky Law” means the Kentucky Business Corporation Act.

“knowledge” means (i) with respect to the Company the actual knowledge of the following officers of the Company: René Robichaud, Thomas Depenbrock, Thomas Golatzki, Frank LaRosa, and Thomas Weber and (ii) with respect to the Parent the actual knowledge of the executive officers of the Parent.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, other than any effect resulting from (A) the economy, political conditions or the financial markets in general (including any changes resulting from terrorist activities, war or other armed hostilities), (B) general changes in the industries in which such Person and its Subsidiaries operate, (C) changes in law or accounting principles, (D) the Company’s failure, in and of itself, to meet internal or published revenue or earnings projections, whether such projections are prepared by the Company or a Third Party (it being understood and agreed that the underlying change, event, occurrence or state of facts giving rise to such failure may constitute or contribute to a Material Adverse Effect) or (E) any loss of customers, suppliers or employees as a result of the announcement of this Agreement or the transactions contemplated hereby; provided that with respect to clauses (A), (B) and (C), such effect or change (x) does not specifically relate to (or have the effect of specifically relating to) such Person and its Subsidiaries and (y) is not disproportionately adverse to such Person and its Subsidiaries than to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any state or local equivalent.

(b)  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03
Affected Employees	7.05
Agreement	Preamble
Certificate	2.02
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Board Recommendation	4.02
Company Material Contract	4.14
Company Permits	4.13
Company Preferred Stock	4.05
Company Proxy Statement	4.09
Company Restricted Stock Unit	2.05
Company SEC Documents	4.07
Company Securities	4.05
Company Shareholder Approval	4.02
Company Shareholder Meeting	6.02
Company Stock Option	2.05
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.04
Effective Time	2.01
Employee Plans	4.16

End Date	10.01
Exchange Agent	2.03
Indemnified Person	7.04
internal controls	4.07
Leased Real Property	4.18
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
New Company Plans	7.05
NYSE	4.07
Owned Real Property	4.18
Parent	Preamble
Payment Event	11.04
Representatives	6.03
Required Governmental Authorizations	4.03
Superior Proposal	6.03
Surviving Corporation	2.01
Tax	4.15
Taxing Authority	4.15
Tax Return	4.15
Uncertificated Share	2.02

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “delivered”, “made available”, “furnished”, “provided” and words of like import used in this Agreement shall be deemed to include providing such information on the Company’s virtual data room site. Except as the context may otherwise require, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements, to the extent material, must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Kentucky Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)   Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c)   Upon the Closing, the Company and Merger Subsidiary shall file articles of merger with the Kentucky Secretary of State and make all other filings or recordings required by Kentucky Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the articles of merger are duly filed with the Kentucky Secretary of State (or at such later time as permitted by Kentucky Law as Parent and the Company shall agree and shall be specified in the articles of merger).

(d)   From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Kentucky Law.

Section 2.02. Conversion of Shares. At the Effective Time:

(a)   except as otherwise provided in Section 2.02(b) or Section 2.04, each share of Company Common Stock (including each Company Restricted Share) outstanding immediately prior to the Effective Time (together with the Company Rights attached to each such share) shall be converted into the right to receive $66.00 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and (A) each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and (B) each uncertificated share of Company Common Stock (an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company, shall thereafter represent only the right to receive the Merger Consideration.

(b)   each share of Company Common Stock held by the Company or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time together with the Company Rights attached to each such share shall be canceled, and no payment shall be made with respect thereto; and

(c)   each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Exchange Agent”) for the purpose of exchanging Certificates or Uncertificated Shares for the Merger Consideration. As of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section through the Exchange Agent, cash sufficient to pay the aggregate Merger Consideration pursuant to Section 2.02(a). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions to be in such form and have such provisions as Parent and the Company may reasonably agree (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)  Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)  The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration to the extent provided for, and in accordance with the procedures set forth, in this Article 2.

(e)   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Common Stock twelve months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock three years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Kentucky Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05. Stock Options and Other Equity Awards. (a) At or immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock under any employee stock option or compensation plan or arrangement of the Company (each, a “Company Stock Option”), whether or not exercisable or vested, shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such Company Stock Option surrendered an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of shares of Company Common Stock such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

(b)  At or immediately prior to the Effective Time, each outstanding Company Restricted Share shall vest and become free of such other lapsing restrictions as of the Effective Time and shall, as of the Effective Time, be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.02(a).

(c)   At or immediately prior to the Effective Time, each outstanding restricted stock unit award representing the right to receive shares of Company Common Stock granted pursuant to any equity or compensation plan or arrangement of the Company (each, a “Company Restricted Stock Unit”) shall vest and become free of such other lapsing restrictions as of the Effective Time and shall, as of the Effective Time, be canceled, and the Company shall pay each holder of any such restricted stock unit at or promptly after the Effective Time for each such Company Restricted Stock Unit surrendered an amount in cash determined by multiplying (i) the Merger Consideration by (ii) the number of units covered by such Company Restricted Stock Unit that have not been settled or paid immediately prior to the Effective Time.

(d)   Prior to the Effective Time, the Company shall obtain any consents from holders of Company Stock Options and Company Restricted Stock Units and make any amendments to the terms of such equity or compensation plans or arrangements that are necessary, if any, to give effect to the transactions contemplated by this Section 2.05. Notwithstanding any other provision of this Agreement, payment may be withheld in respect of any Company Stock Option or Company Restricted Stock Units until such necessary consents are obtained.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted.

Section 2.07. Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts and duly pays over such amounts to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Stock Option, Company Restricted Share or Company Restricted Stock Unit in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that except as set forth, subject to Section 11.05, in the Company Disclosure Schedule:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)  At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, (iii) approved and adopted an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby (a copy of which amendment was provided to Parent by the Company prior to the date of this Agreement) and (iv) unanimously resolved to recommend approval and adoption of this Agreement by the Company’s shareholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the articles of merger with respect to the Merger with the Kentucky Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act or any other applicable Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws (the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in connection with any of the foregoing clauses (i) through (iii) above, the “Required Governmental Authorizations”) and (iv) any actions or filings the absence of which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or result in a material impairment in the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its

Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or result in a material impairment in the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of Class A Preferred Stock, par value $10.00 per share (“Company Preferred Stock”), of which 1,000,000 are designated Series B Junior Participating Preferred Stock, of which Series B Junior Participating Preferred Stock 1,000,000 shares are reserved for issuance upon the exercise of the Company Rights issued pursuant to the Company Rights Agreement. As of September 6, 2006, there were outstanding (i) 22,651,989 shares of Company Common Stock (of which an aggregate of 170,812 shares are Company Restricted Shares), (ii) no shares of Company Preferred Stock, (iii) employee stock options to purchase an aggregate of 304,579 shares of Company Common Stock (of which options to purchase an aggregate of 122,600 shares of Company Common Stock were exercisable) and (iv) Company Restricted Stock Units covering 10,500 units. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Company and no Affiliate of the Company owns any shares of capital stock of the Company. Section 4.05 of the Company Disclosure Schedule contains a complete and correct list of (i) each outstanding Company Stock Option, including with respect to each such option the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto and (ii) all outstanding Company Restricted Shares and Company Restricted Stock Units, including with respect to each such share and unit the holder, date of grant and vesting schedule. A true and complete copy of the Company Rights Agreement as in effect as of the date of this Agreement has been made available to Parent prior to the date of this Agreement.

(b)  There are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since September 6, 2006 resulting from the exercise of employee stock options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.06 of the Company Disclosure Schedule lists all of the Subsidiaries of the Company together with the federal employer identification number of each such Subsidiary.

(b)  Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since December 31, 2003 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)  As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)   The Company is in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”).

(f)   The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the

Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in alerting in a timely manner the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.

(g)  The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2003.

(h)  There are no outstanding loans or other extensions of credit in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act) made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i)   Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(j)    Section 4.07(j) of the Company Disclosure Schedule describes, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements

(as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since December 31, 2003.

(k)   Since December 31, 2003, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to the absence of notes and normal and recurring year-end audit adjustments).

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by or on behalf of Parent or Merger Subsidiary specifically for use therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been (i) any event, occurrence, or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (ii) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever,

whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against, or, to the knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or result in a material impairment in the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 4.13. Compliance with Applicable Laws. The Company and each of its Subsidiaries is and, since December 31, 2003, has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and to the knowledge of the Company has not been threatened to be charged with or given written notice or other written communication alleging or relating to a possible violation of, Applicable Laws, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries is and, since January 1, 2003, has been in compliance with the terms of the Company Permits, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.14. Material Contracts. (a) Section 4.14(a) of the Company Disclosure Schedule lists each of the following Contracts, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Company Material Contract”):

(i)                 any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to the Company or any of its Subsidiaries of more than $5,000,000 on an annual basis or $10,000,000 in the aggregate (other than any customary purchase orders or sales orders made in the ordinary course of business consistent with past practices);

(ii)                any material sales agency, sales representation, distributorship or franchise agreement;

(iii)               any Contract or series of related Contracts involving payments by or to the Company or any of its Subsidiaries of more than $5,000,000 on an annual basis or $10,000,000 in the aggregate that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such agreement;

(iv)               promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in amounts greater than $1,000,000;

(v)                 any material Contract relating to any interest rate, currency or commodity hedging, swaps, caps, floors and option agreements and other material risk management or derivative arrangements;

(vi)               any Contract restricting the payment of dividends or the repurchase of stock or other equity;

(vii)               any collective bargaining agreements;

(viii)             any material joint venture, profit sharing, partnership agreements or other similar agreements;

(ix)               any Contracts or series of related Contracts relating to the acquisition or disposition of the securities of any Person, any business or any material amount of assets outside the ordinary course of business (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(x)                 any material Contract with a Governmental Authority;

(xi)               all leases or subleases for real or personal property involving annual expense in excess of $1,000,000 and not cancelable by the Company (without premium or penalty) within 12 months;

(xii)               all Contracts granting any license to intellectual property (other than trade and service marks) and any other license (other than real estate) having an aggregate value per license, or involving payments to the Company or any of its Subsidiaries, of more than $1,000,000 on an annual basis;

(xiii)             any Contract that (A) limits the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity, “most favored nation” or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time;

(xiv)              all agreements by the Company or any of its Subsidiaries not to acquire assets or securities of a third party (including standstill agreements);

(xv)               any material Contracts or other transactions with any (A) officer or director of the Company or any of its Subsidiaries (or any other employee who is one of the twenty most highly compensated employees of the Company and its Subsidiaries); (B) record or beneficial owner of five percent or more of the voting securities of Company; or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such officer, director or beneficial owner; and

(xvi)              any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K of the SEC, or that if terminated or subject to a default by any party thereto would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)  The Company has prior to the date of this Agreement made available to Parent complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 4.17(a) of the Company Disclosure Schedule (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). All of the Company Material Contracts are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms), except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no written notice to terminate, in whole or part, any of the same has been served.

Section 4.15. Taxes. (a) The Company has filed or caused to be filed all material Tax Returns required by Applicable Law to be filed with any Taxing Authority by the Company or any of its Subsidiaries in accordance with Applicable Law when due (taking into account any valid extensions of time within which to file), and all such Tax Returns are correct and complete in all material respects.

(b)  The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes shown to be due and payable on such Tax Returns, except for amounts as would not be material. The most recent financial statements in the Company SEC Documents reflect in accordance with GAAP, an adequate accrual for Taxes payable by the Company and its Subsidiaries for all taxable periods through the date of such financial statements.

(c)   All federal income and franchise Tax Returns and all material state, local or foreign income and franchise Tax Returns of the Company and its Subsidiaries through the year ended December 31, 2001 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)  There is no claim, audit, action, suit, or proceeding, now pending or, to the Company’s knowledge, threatened against the Company or its Subsidiaries in respect of any material Tax or material Tax Return nor, to the knowledge of the Company, is there any investigation with respect to the Company or its Subsidiaries in respect of any material Tax or material Tax Return.

(e)   Neither the Company nor any of its Subsidiaries is a party to any existing agreement (whether or not written) providing for the allocation, apportionment, or sharing of any material amount of Tax liability or benefit or the transfer or assignment of income, gains, loss or deduction for the purpose of determining any Person’s Tax liability imposed on or with respect to any individual or other person (other than (I) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and (II) agreements with or among the Company or any of its Subsidiaries), and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return or a similar state, local or foreign consolidated Tax Return (other than the group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its

Subsidiaries) (I) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), or (II) as a transferee or successor.

(f)   During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)   Section 4.15(g) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

(h)  “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, or addition to tax imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign). “Tax Return” means any report, return, document, declaration or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, or declaration.

Section 4.16. Employees and Employee Benefit Plans. (a) Section 4.16 of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar Contract, plan or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other form of benefits which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee, director, former employee or former director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”

(b)   Other than a Multiemployer Plan, neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c)   To the knowledge of the Company, no condition exists that could present a material risk of complete or partial withdrawal from any Multiemployer Plan which could result in the Company, any Subsidiary or any ERISA Affiliate of any of them incurring a withdrawal liability within the meaning of Section 4201 of ERISA, and if a complete withdrawal by the Company and all of its ERISA Affiliates were to occur as of the Closing Date with respect to all Multiemployer Plans, none of the Company, any Subsidiary or any of their ERISA Affiliates would incur any material withdrawal liability under Title IV of ERISA.

(d)  Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent prior to date of this Agreement copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. To the knowledge of the Company, each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. To the knowledge of the Company, no events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e)   Except as set forth in Section 4.16(e) of the Company Disclosure Schedule, with respect to each current or former employee or independent contractor of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such person. There is no Contract or plan (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. Section 4.16(e) of the Company Disclosure Schedule lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been provided to Parent prior to the date of this Agreement.

(f)   Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g)  There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2005. No condition exists that would prevent the Company from amending or terminating any Employee Plan without liability, other than the obligation for ordinary benefits accrued prior to the termination of such plan.

(h)  There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority

(i)   The Company and its Subsidiaries have complied with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(j)   Except as set forth in Section 4.16(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. In addition, (i) there are no unfair labor practice charges or complaints against Company or any of its Subsidiaries pending before the National Labor Relations Board; (ii) there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending before the National Labor Relations Board and there are no questions concerning representation with respect to the employees of the Company or its Subsidiaries; and (iv) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collection bargaining agreement.

(k)   Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

Section 4.17. Intellectual Property. Section 4.17 of the Company Disclosure Schedule contains a true and complete list of all material registrations and applications for registration of any Intellectual Property owned by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) the Company and each of its Subsidiaries owns (free and clear of any Liens other than the Liens granted under the Financing and Security Agreement dated March 29, 2002 by and among The CIT Group/Business Credit, Inc., Newport Steel Corporation, and Koppel Steel Corporation, as amended, and liens for Taxes which are not yet delinquent), or is licensed to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) neither Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (iii) to the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property used by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vi) the IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no person has gained unauthorized access to the IT Assets; and (vii) the Company and its Subsidiaries have implemented reasonable backup technology consistent with industry practices.

Section 4.18. Properties. Except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), the Company or one of its Subsidiaries, as applicable, has good title to the Owned Real Property, free and clear of any Lien (other than the Liens granted under the Financing and Security Agreement dated March 29, 2002 by and among The CIT Group/Business Credit, Inc., Newport Steel Corporation, and Koppel Steel Corporation, as amended, and liens for Taxes which are not yet delinquent); (ii) with respect to the real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), the lease, sublease or license for such property is valid and binding and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease, sublease or license, and to the knowledge of the Company no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or, as of the date of this Agreement, materially impair the consummation of the transactions contemplated by this Agreement; and (iii) all buildings, structures, fixtures and improvements included within the Owned Real Property or Leased Real Property are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use. Section 4.18 of the Company Disclosure Letter contains a true and complete list of all Owned Real Property or Leased Real Property.

Section 4.19. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and for the last five years have been in compliance with all Environmental Laws and all Environmental Permits, except for such noncompliance which has been fully resolved with no obligation remaining; and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance.

(b)  There has been no environmental investigation, study, audit, test, review or other analysis prepared of which the Company has knowledge that identifies an issue or issues which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent prior to the date of this Agreement.

(c)   Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations in New Jersey or Connecticut.

(d)   For purposes of this Section, the terms “Company” and “Subsidiaries” shall include any entity that is or was a predecessor of the Company or any of its Subsidiaries, including Imperial Adhesives, Inc. and Kentucky Electric Steel Corporation.

Section 4.20. Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to exempt or exclude the Merger, this Agreement and the transactions contemplated hereby from Sections 271B.12-200 to 271B.12-230 of Kentucky Law, including Section 271B.12-210(3) thereof, and, accordingly, neither such Sections nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

(b)  The Company has taken all action necessary to render the rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

Section 4.21. Opinion of Financial Advisor. The Company has received the opinion of Raymond James & Associates, Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s shareholders from a financial point of view.

Section 4.22. Finders’ Fees. Except for Raymond James & Associates, Inc., a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Parent has prior to the date of this Agreement delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and articles of incorporation and bylaws of Merger Subsidiary as in effect on the date of this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the Required Governmental Authorizations and (ii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the

Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

Section 5.05. Disclosure Documents. None of the information provided by Parent or Merger Subsidiary for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote on adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06. Financing. Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Merger Consideration pursuant to Section 2.02(a).

Section 5.07. Finders’ Fees. Except for Banc of America Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.08. No Ownership of Stock of Company. None of Parent or any of its Subsidiaries beneficially own as of the date of this Agreement any shares of Company Common Stock, and none of Parent or any of its Subsidiaries is, or has ever been deemed to be, an “interested shareholder” or an “affiliate or associate of an interested shareholder” of the Company for purposes of Kentucky Law.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance with all material Applicable Laws and all material governmental authorizations, and use its commercially reasonable efforts to preserve intact its present business organization, maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, keep available the services of its directors, officers and employees and maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule, or with Parent’s prior written consent, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)   amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)   (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, other than the cancellation of Company Stock Options in connection with the exercise thereof;

(c)   (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)  incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget for the fiscal years 2006 and 2007, which capital expenditure budget has been made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditures relating to the fiscal year 2006 or fiscal year 2007, not to exceed, in each year, in the aggregate, $2,500,000, respectively;

(e)   (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any material amount of assets from any other Person, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f)   sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments disclosed on Section 6.01(f) of the Company

Disclosure Schedule and (ii) in the ordinary course consistent with past practice in an amount not to exceed $2,500,000 in the aggregate;

(g)   create or incur any Lien on any material asset other than any immaterial Lien incurred in the ordinary course of business consistent with past practices;

(h)  make any loans, advances or investments either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices and investments of excess cash made in the ordinary course of business consistent with past practices;

(i)    create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business on terms consistent with past practices in an amount not to exceed $5,000,000 in the aggregate, provided that all such indebtedness for borrowed money must be prepayable at any time by the Company without penalty or premium;

(j)    (i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than (except with respect to any Contract that would have been a Company Material Contract pursuant to clause (xiii) of Section 4.14) in the ordinary course consistent with past practices or (ii) terminate or amend in any material respect any such Contract or any Company Material Contract or waive any material right thereunder;

(k)   (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees other than as required pursuant to existing Employee Plans, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, officers or employees, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, executives or other non-executive employees, other than in the ordinary course of business consistent with past practice not to exceed (except in connection with ordinary course promotions) the levels provided for in the Company’s existing 2006 merit budget (or, if the Closing occurs during 2007, not to exceed the levels provided for in the Company’s 2007 merit budget, it being agreed that such levels will be substantially the same as provided for in the existing 2006 merit budget);

(l)   make any material changes in any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act, as approved by its independent public accountants;

(m)   settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole or involving a payment by the Company or its Subsidiaries in excess of $ $1,000,000 individually, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(n)  grant any license with respect to Company Intellectual Property other than non-exclusive licenses granted in the ordinary course of business consistent with past practices or take any action or omit to take any action that would reasonably be expected to cause any Company Intellectual Property used or held for use in its business to become invalidated, abandoned or dedicated to the public domain;

(o)   (i) except as expressly permitted under the other clauses of this Section 6.01, take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or (ii) take any action that would reasonably be expected to delay the Closing beyond the End Date;

(p)   other than in the ordinary course of business consistent with past practice or except to the extent required by law, make or change any material Tax election, settle or compromise any material Tax liability of the Company or any of its Subsidiaries or enter into any closing agreement with respect to any material Tax; or

(q)   agree, resolve or commit to do any of the foregoing.

Section 6.02. Shareholder Meeting; Proxy Material. The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s shareholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its commercially reasonable efforts to respond to the SEC’s comments and thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to Section 6.03(b), use its commercially reasonable efforts to obtain the Company Shareholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, this Agreement and the Merger shall be submitted to the Company’s shareholders at the Company Shareholder Meeting as soon as reasonably practicable whether or not (i) an Adverse Recommendation Change shall have occurred or (ii) an Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

Section 6.03. No Solicitation; Other Offers. (a) Subject to Section 6.03(b), the Company shall not, and shall cause its Subsidiaries not to, and shall direct and use its commercially reasonable efforts to cause its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Board Recommendation, or recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an Acquisition Proposal (except for confidentiality agreements permitted under Section 6.03(b)). The Company shall, and shall cause its Subsidiaries and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its commercially reasonable efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. During the term of this Agreement, the Company shall not take any actions to make any state takeover statute (including any Kentucky state takeover statute) or similar statute inapplicable to any Acquisition Proposal.

(b)   Notwithstanding the foregoing, at any time prior to the adoption of this Agreement by Company’s shareholders (and in no event after the adoption of this Agreement by Company’s shareholders), the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 6.03(c), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company reasonably believes (after considering the advice of a financial advisor of nationally recognized reputation) will lead to a Superior Proposal, (ii) thereafter furnish to such Third Party information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall be provided, promptly after its execution, for informational purposes only to Parent); provided that (A) such confidentiality agreement with such Third Party shall not be required to contain standstill provisions (in which case the Confidentiality Agreement shall be deemed amended to delete the standstill provisions contained therein) and (B) all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (iii) following receipt of a Superior Proposal after the date of this Agreement, make an Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with requirements Rule 14e-2(a) or Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.03; provided, that such requirement will in no way eliminate or modify the effect that any action pursuant to such requirement would otherwise have under this Agreement.

(c)   The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry that would be reasonably expected to lead to an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that a Person acting in good faith would reasonably believe is seeking to make, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request (including any material changes thereto). The

Company or its Representatives shall keep Parent or its Representatives reasonably informed, on a current basis, of any material changes to any such Acquisition Proposal, indication or request.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (i) that if consummated, is more favorable to Company’s shareholders from a financial point of view than the Merger or, if applicable, any written proposal by Parent to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

Section 6.04. Access to Information; Confidentiality. From the date of this Agreement until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall, and shall cause its Subsidiaries to, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access, during normal business hours and with reasonable advance notice, to its offices, properties, books and records, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. All information furnished pursuant to this Section shall be subject to the confidentiality agreement, dated as of July 6, 2006, between Parent and the Company (the “Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Neither the Company nor any of its Subsidiaries shall be obligated to provide access to, or to disclose, any information to Parent if the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company of any of its Subsidiaries or violate any Applicable Law. All requests for information made pursuant to this Section 6.04 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. From the date of this Agreement until the Effective Time, except with the Company’s prior written consent, Parent shall not take any action that would make any representation or warranty of the Parent hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Voting of Shares. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

Section 7.04. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)   For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and such other employees of the Company who are covered by the Company’s officers’ and directors’ liability insurance immediately prior to the date of this Agreement (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Kentucky Law or any other Applicable Law or provided under the Company’s articles of incorporation and bylaws in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b)   For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided that, in satisfying its obligation under this Section 7.04(b), the Surviving Corporation shall not be obligated to pay an aggregate premium in excess of

300% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement.

(c)   If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(d)  The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under Kentucky Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.05. Employee Matters. (a) For a period ending on December 31, 2007, Parent shall cause to be provided to each individual who is employed by the Company and its Subsidiaries immediately prior to the Effective Time (other than those individuals covered by collective bargaining agreements) and who remain employed with the Surviving Corporation or any of Parent’s Subsidiaries (each an “Affected Employee”) (i) base salary and bonus opportunity no less than what was provided to such Affected Employee under the Employee Plans immediately prior to the Effective Time and (ii) other employee benefits substantially comparable in the aggregate to the benefits provided to the Affected Employee under the Employee Plans immediately prior to the Effective Time.

(b)   With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans”), Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any health and welfare New Company Plans in which such Affected Employee may be eligible to participate after the Effective Time, (ii) provide credit towards any deductible or out-of-pocket expense maximum under any health and welfare New Company Plans for out-of-pocket amounts expended by the Affected Employee under the Employee Plans during the current calendar year and (iii) recognize service of Affected Employees (or otherwise credited by the Company or its Subsidiaries) accrued prior to the Effective Time for purposes of eligibility to participate in and vesting credit under (but not for the purposes of benefit accrual) any New Employee Plan in which such Affected Employees may be eligible to participate after the Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(c)   Each of the Parent and the Company acknowledges on behalf of itself and its Subsidiaries that the Merger shall constitute a “Change of Control” or a “Change in Control,” as applicable under the Employee Plans.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement.

(b)   In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing pursuant to any applicable Competition Law, including without limitation a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Law and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other applicable Competition Law as soon as practicable.

Section 8.02. Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material

Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)   Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before it (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.04. Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time.

Section 8.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)   any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)   any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of Article 4 of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d)   any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to cause the conditions set forth in Sections 9.02(a), 9.02(d) or 9.03 not to be satisfied; and

(e)   any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 8.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

(a)   the Company Shareholder Approval shall have been obtained in accordance with Kentucky Law;

(b)  no Applicable Law shall prohibit the consummation of the Merger; and

(c)   any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated, and any waiting periods or approvals under any other applicable Competition Laws relating to the Merger shall have expired, been terminated, or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by Parent) of the following further conditions:

(a)   (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (without regard to materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; provided that (A) the representations and warranties in Sections 4.01, 4.02, 4.04(i), 4.05, 4.21 and 4.22 that are qualified by materiality or Material Adverse Effect shall be true and correct at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), and (B) the representations and warranties in Sections 4.01, 4.02, 4.04(i), 4.05, 4.21 and 4.22 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date) and (iii) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company to the foregoing effect;

(b)   there shall not have been instituted or pending any action or proceeding by any Governmental Authority (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (B) seeking to restrain or prohibit Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ (x) ability effectively to exercise full rights of ownership of the Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s shareholders or (y) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of

Parent and its Subsidiaries, taken as a whole, (C) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole or (D) that otherwise would reasonably be expected to have a Material Adverse Effect on the Company or Parent;

(c)   there shall not have been any action taken, or any Applicable Law proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the Merger, that would reasonably be expected, directly or indirectly, to result in any of the consequences referred to in clauses (A) through (D) of clause (b) above; and

(d)   there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence or development which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by the Company) of the following further conditions:

(a)   each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)   the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by the Parent pursuant hereto shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made at and as of such time; and

(c)   the Company shall have received a certificate signed by the chief executive officer or chief financial officer of Parent to the effect of clauses (a) and (b) above.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)   by mutual written agreement of the Company and Parent;

(b)   by either the Company or Parent, if:

(i)    the Merger has not been consummated on or before March 31, 2007 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)   there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(iii) at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained; or

(c)   by Parent, if:

(i)    as permitted by Section 6.03, an Adverse Recommendation Change shall have occurred;

(ii)   a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(iii) the Company shall have willfully and materially breached any of its obligations under Sections 6.02 or 6.03; or

(d)   by the Company if:

(i)    the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein; and provided, further, that, prior to any such termination, (A) the Company notifies Parent in writing of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (B) Parent does not make, within three Business Days of receipt of such written notification, an offer that is at least as favorable to the shareholders of the Company as such Superior Proposal (it being understood that the Company shall not terminate this

Agreement or enter into any such binding agreement during such three Business Day period, and that the Company shall promptly inform Parent of any amendment to the financial terms or other material terms of such Superior Proposal during such period); or

(ii)   a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (except as provided in Section 11.04(b)); provided that, if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) willful failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

IPSCO Inc.

650 Warrenville Road, Suite 500

Lisle, Illinois 60532

Attention: Legal Department

Facsimile No.: (630) 810-4800

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: George R. Bason, Jr.

Facsimile No.: (212) 450-3800

if to the Company, to:

NS Group, Inc.

530 West Ninth Street

Newport, Kentucky 41071

Attention: Thomas J. Depenbrock

Facsimile No.: (859) 292-6825

with a copy to:

Bryan Cave LLP

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

Attention: William F. Seabaugh

Facsimile No.: (314) 552-8450

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.04.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval there shall be no amendment or waiver that pursuant to Kentucky Law requires further Company Shareholder Approval without their further approval.

(b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)   If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to clause (x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to clauses (y) or (z) below, within two Business Days following such Payment Event, a fee of $37,500,000.

“Payment Event” means the termination of this Agreement pursuant to (x) Sections 10.01(c)(i), 10.01(c)(iii) or Section 10.01(d)(i), (y) Section 10.01(b)(i) (if a vote of the shareholders of the Company at the Company Shareholder Meeting to obtain the Company Shareholder Approval shall not have been held prior to such termination) or (z) Section 10.01(b)(iii), but only if, in the cases of clauses (y) and (z), both (A) prior to the Company Shareholder Meeting, or the End Date, as the case may be, an Acquisition Proposal shall have been made and not publicly withdrawn prior to such Company Shareholder Meeting or End Date, as applicable, and (B) within 12 months following the date of such termination: (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Company Common Stock; or (4) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Company Common Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole (or in any of clauses (1) through (4) the Company shall have entered into a definitive agreement providing for such action).

(c)   The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

Section 11.05. Disclosure Schedule References. The parties hereto agree that disclosure of any item, matter or event in a particular Section of the Company

Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section or subsection, as applicable, of this Agreement and (ii) any other representation and warranty of such party that is contained in another Section or subsection of this Agreement, but only so long as the application to any such other Section or subsection is readily apparent from such disclosure. By listing matters on the Company Disclosure Schedule, Company shall not be deemed to have established any materiality standard, admitted any liability, or concluded that any one or more of such matters are material, or expanded in any way the scope or effect of the representations and warranties of Company contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)   No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than with respect to matters relating to fiduciary duties of the Company’s Board of Directors, the Merger and any other matters governed by Kentucky Law, with respect to which Kentucky Law shall apply), without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 11.08, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IPSCO INC.

By:	/s/ David Sutherland
	Name:	David Sutherland
	Title:	President and Chief Executive Officer

PI ACQUISITION COMPANY

By:	/s/ David Sutherland
	Name:	David Sutherland
	Title:	President

NS GROUP, INC.

By:	/s/ René J. Robichaud
	Name:	René J. Robichaud
	Title:	President and Chief Executive Officer

APPENDIX B

[LETTERHEAD OF RAYMOND JAMES & ASSOCIATES, INC.]

September 10, 2006

Board of Directors

NS Group, Inc.

530 West Ninth Street

Newport, KY 41071

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding common stock (the “Common Stock”) of NS Group, Inc. (the “Company”) of the consideration to be received by such holders in connection with the proposed merger (the “Merger”) of PI Acquisition Company (“Merger Sub”), a wholly owned subsidiary of IPSCO, Inc. (the “Bidder”), with the Company pursuant and subject to the Agreement and Plan of Merger between the Company, the Bidder and Merger Sub dated as of September 10, 2006 (the “Agreement”). Under and subject to the terms of the Agreement, the consideration to be paid in exchange for all the outstanding Common Stock of the Company will be $66.00 in cash for each share.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the Agreement;

2.

reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30. 2006;

3.	reviewed other Company financial and operating information requested from and/or provided by the Company;

4.	reviewed certain other publicly available information on the Company; and

5.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith

NS Group, Inc.

September 10, 2006

on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of September 8, 2006 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Merger to the shareholders of the Company. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of: (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and the Bidder for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

NS Group, Inc.

September 10, 2006

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, provided however, that the opinion may be referred to and included in its entirety in any proxy statement to be provided by the Company to the shareholders of the Company, subject to our approval of any discussion or excerpt thereof, which approval shall not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of September 10, 2006, the consideration to be received by the shareholders of the Company pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company’s outstanding Common Stock.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

APPENDIX C

KENTUCKY REVISED STATUTES

§271B.13 Dissenter’s Rights.

271B.13-010 Definitions for subtitle.

As used in this subtitle:

(1)     “Corporation” means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, “corporation” shall mean the surviving corporation.

(2)     “Dissenter” means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

(3)     “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), “fair value” shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

(4)     “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)     “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)     “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)     “Shareholder” means the record shareholder or the beneficial shareholder.

271B.13-020 Right to dissent.

(1)     A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(a)     Consummation of a plan of merger to which the corporation is a party:

1.       If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

2.       If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

(b)     Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c)     Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(d)     An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

1.       Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

2.       Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

3.       Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

4.       Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

(e)      Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

(f)      Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)     A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

271B.13-030 Dissent by nominees and beneficial owners.

(1)     A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(2)     A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a)     He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b)     He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

271B.13-200 Notice of dissenters’ rights.

(1)     If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders’ meeting upon request of that shareholder.

(2)     If corporate action creating dissenters’ rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in KRS 271B.13-220.

271B.13-210 Notice of intent to demand payment.

(1)     If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a)     Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b)     Shall not vote his shares in favor of the proposed action.

(2)     A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220 Dissenters’ notice.

(1)     If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

(2)     The dissenters’ notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

(a)     State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b)     Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c)     Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d)     Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

(e)     Be accompanied by a copy of this subtitle.

271B.13-230 Duty to demand payment.

(1)     A shareholder who is sent a dissenters’ notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

(2)     The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3)     A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240 Share restrictions.

(1)     The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

(2)     The person for whom dissenters’ rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

271B.13-250 Payment.

(1)     Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(2)     The payment shall be accompanied by:

(a)      The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b)     A statement of the corporation’s estimate of the fair value of the shares;

(c)     An explanation of how the interest was calculated; and

(d)     A statement of the dissenter’s right to demand payment under KRS 271B.13-280.

271B.13-260 Failure to take action.

(1)     If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2)     If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270 After-acquired shares.

(1)     A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)     To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under KRS 271B.13-280.

271B.13-280 Procedure if shareholder dissatisfied with payment or offer.

(1)     A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation’s offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

(a)      The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(b)     The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

(c)      The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(2)     A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

271B.13-300 Court action.

(1)     If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)     The corporation shall commence the proceeding in the Circuit Court of the county where a corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)     The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)     The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

(5)     Each dissenter made a party to the proceeding shall be entitled to judgment:

(a)     For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

(b)     For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

271B.13-310 Court costs and counsel fees.

(1)     The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

(2)     The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)      Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

(b)     Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

(3)     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

REVOCABLE PROXY

NS GROUP, INC.

☒   Please mark votes as in this example.

SPECIAL MEETING OF SHAREHOLDERS [•], 2006

The undersigned hereby appoints Thomas J. Depenbrock and James J. Crowe or either of them as Proxies (acting by a majority or, if one be present, then that one shall have all of the powers hereunder), each with full power to appoint his substitute, and hereby authorizes them, or either of them, to represent and to vote as designated below, all the shares of common stock of NS Group, Inc. (“NS Group”) held of record by the undersigned on [•], 2006, at the Special Meeting of Shareholders to be held on [•], 2006, or at any adjournment, or adjournments thereof.

Item 1. Approve and adopt the Agreement and Plan of Merger, dated as of September 10, 2006, by and among NS Group, IPSCO Inc. (“IPSCO”) and PI Acquisition Company (“PI Acquisition”), which provides for the merger of PI Acquisition, a wholly-owned subsidiary of IPSCO, with and into NS Group, with NS Group continuing as the surviving corporation, and the conversion of each outstanding share of common stock of NS Group (other than shares held by NS Group, IPSCO, PI Acquisition or any of their direct or indirect subsidiaries and shares held by shareholders who validly perfect their dissenters’ rights under Kentucky law) into the right to receive $66.00 in cash, without interest.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Item 2. Adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the Agreement and Plan of Merger referred to in Item 1.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommend a Vote “FOR” Item 1 and a Vote “FOR” Item 2.

Please check box if you plan to attend the meeting   ☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please be sure to sign and date this Proxy in the box below.

Date: ___________________________

_________________________________	__________________________________________
Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

NS GROUP, INC.

530 West Ninth Street

Newport, Kentucky 41071

This Proxy when properly executed will be voted in the manner directed herein by the above signed shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEM 1 AND “FOR” ITEM 2.

Please sign exactly as name (or names) appears on this card. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.